Exhibit 10.2
NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY “***”. SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.
DEVELOPMENT AND LICENSE AGREEMENT
BY AND BETWEEN
BIOCRYST PHARMACEUTICALS, INC.
AND
MUNDIPHARMA INTERNATIONAL HOLDINGS LIMITED

TABLE OF CONTENTS
(continued)

LICENSE AND DEVELOPMENT AGREEMENT
     This License and Development Agreement is made as of February 1, 2006 (the “Effective Date”) by and between BioCryst Pharmaceuticals, Inc., a company organized and existing under the laws of Delaware having offices at 2190 Parkway Lake Drive, Birmingham, Alabama 35244 (“BioCryst”) and Mundipharma International Holdings Limited, a Bermudan company, having offices at Mundipharma House, 14 Par-la-Ville Road, Hamilton, Bermuda HMJX (“Mundipharma”) (hereinafter, each of BioCryst and Mundipharma a “Party” and, collectively, the “Parties”).
W I T N E S S E T H :
     WHEREAS, BioCryst owns or controls patents and know-how related to a series of proprietary compounds which act as PNP Inhibitors (as defined below), including the compound known as BCX-1777.
     WHEREAS, Mundipharma has expertise in the discovery, development, manufacture and sale of pharmaceutical products.
     WHEREAS, Mundipharma wishes to obtain, and BioCryst wishes to grant, in the Territory only, rights and licenses under certain patents, know-how and trademarks owned or controlled by BioCryst.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:
ARTICLE 1 — DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     1.1 “Associate” of a Party means any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said Party, (b) is controlled by said Party, or (c) is under common control with said Party; the terms “control” and “controlled” meaning direct or indirect ownership (including pursuant to any option, warrant or other arrangement or understanding) of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting rights, shares or other equity interests of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.
     1.2 “Autoimmune Indications” means all indications that involve pathogenic consequences, including tissue injury, produced by autoantibodies or autoreactive T lymphocytes interacting with self epitopes, i.e. autoantigens. Autoimmune Indications shall include, without limitation, asthma, psoriasis, rheumatoid arthritis, systemic lupus erythematosus, scleroderma, juvenile rheumatoid arthritis, polymyositis, ankylosing spondylitis, Type I diabetes, sarcoidosis, Sjogrens syndrome, chronic active non-pathogenic hepatitis, non-infectious uveitis (Behcet’s), aplastic anemia, hemolytic anemia, idiopathic thrombocytopenia purpura, vasculitis, Hashimoto’s thyroiditis, atopic dermatitis, regional non-pathogenic enteritis (including ulcerative colitis, Crohn’s disease and inflammatory bowel disease), Kawasaki’s disease, post-infectious encephalitis, myasthenia gravis, multiple sclerosis, alopecia and tropic spastic paraparesis.
     1.3 “B-cell Acute Lymphoblastic Leukemia/lymphoma” or “B-ALL” means a disease in which certain cells of the B lymphocytes or B-cells are malignant, and have populated the bone marrow.
     1.4 “B-CLL” means B-type chronic lymphocytic leukemia.
     1.5 “B-NHL” means a Non-Hodgkin’s lymphoma in which the malignant cells have characteristics predominantly of the ‘B’ lineage.

     1.6 “BCX-4208” means the PNP Inhibitor known as BCX-4208 having the following chemical structure ***.
     1.7 “BioCryst Know-How” means all knowledge and proprietary information, including know-how, trade secrets, data, technology and scientific and technical information now or hereafter during the Term owned, developed or controlled by BioCryst or any of its Associates, which relate to the Compound or the Licensed Products, including but not limited to: (a) medical, clinical, toxicological or other scientific data, and (b) processes and analytical methodology useful in the Development, testing, analysis, manufacture or packaging of the Compound or the Licensed Products, but specifically excluding all of BioCryst’s or its Associates’ Independent Data.
     1.8 “BioCryst Patents” means those patents and patent applications set forth on Schedule 1.8, and all patents and patent applications that claim priority to any of the foregoing or which claim the manufacture, use or sale of the Compound or Licensed Products in the Territory, which patent applications and patents are owned or controlled by BioCryst or its Associates, or as to which BioCryst or any of its Associates have a license with rights to sublicense, during the Term, and any extensions, supplementary protection certificates, continuations, continuations-in-part, divisions, reissues, re-examinations, additions, substitutions, confirmations, registrations, or re-validations of or to any of the foregoing.
     1.9 “BioCryst Trials” means, collectively, the following ongoing or planned clinical trials of the Licensed Products sponsored or to be sponsored and funded by BioCryst (subject to sharing of Out-of-Pocket Development Costs as provided in Section 4.3.1) with a sufficient number of patients and designed to demonstrate statistical significance:
•	***

•	***

•	***

•	***

•	***; and

•	***
     1.10 “BioCryst Trials Plan” is defined in Section 4.1.
     1.11 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or London, England, are authorized by Legal Requirements to remain closed.
     1.12 “Cancerous State” means a state in which cells exhibit aberrant and uncontrolled proliferation that are believed to be malignant.
     1.13 “Claims” means any and all losses, liabilities, costs and expenses (including attorneys’ fees and expenses), debts and other obligations arising out of or resulting from claims, judgments, damages of any kind whatsoever (including but not limited to compensatory, exemplary and punitive damages), arbitral awards, and amounts paid in settlement of claims, judgments, legal (including but not limited to judicial, arbitral and administrative) proceedings and the like, which claims, judgments, damages, awards, settlements, legal proceedings and the like which arise out of or are connected or related in any way whatsoever to the design or clinical investigation or research or testing or labeling or manufacturing or packaging or marketing or sale or distribution of the Compound or Licensed Products, including (but not limited to) physical injury, death or product liability and similar Third Party claims.

     1.14 “Commercialization” means, with respect to the Licensed Products, any and all processes and activities conducted to permit, establish, promote and maintain sales for the Licensed Products, including negotiating and obtaining Pricing Approvals, manufacturing, offering for sale, detailing, commercializing (including launch), promoting, storing, transporting, supporting, distributing, and importing the Licensed Products, and all Phase IV and post-marketing studies and tests of such Licensed Products, but in all cases excluding Development. “Commercialize” and “Commercializing” shall have their correlative meanings.
     1.15 “Commercially Reasonable Efforts” means a level of resources, efforts and urgency to Develop and/or Commercialize the Licensed Products applied by a Party that is consistent with such Party’s practices in diligently and actively pursuing the development and/or commercialization of its other pharmaceutical products at a similar stage of product life, and having similar safety, efficacy and commercial potential. It is understood that such resources, efforts and urgency may change from time to time during the Term based upon changing safety, efficacy, scientific, business and commercial considerations.
     1.16 “Compound” means the PNP Inhibitor known as BCX-1777 as claimed in the BioCryst Patents having the following chemical structure and including the salts, esters, metabolites, tautomers, isomers, conjugates and complexes thereof.
     1.17 “Confidential Information” means any and all information, data or know-how of a confidential nature (including BioCryst Know-How and Mundipharma Know-How), whether financial, business, legal, technical or non-technical, oral or written, related to the Compound, any New Compound or the Licensed Products or otherwise related to a Party or its licensors that is disclosed by one Party or its Associates (“Disclosing Party”) to the other Party or its Associates (“Receiving Party”).
     Confidential Information shall not include any information which:
          (i) either before or after disclosure to the Receiving Party, was or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or
          (ii) was known or used by the Receiving Party prior to its disclosure by the Disclosing Party to the Receiving Party; or
          (iii) either before or after disclosure to the Receiving Party, is provided to the Receiving Party without restriction by a Third Party having the legal right to do so; or
          (iv) is independently developed by the Receiving Party without access to or use of the Disclosing Party’s Information; or
          (v) is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

     1.18 “CTD” means a Common Technical Document providing for a harmonized structure and format for new pharmaceutical product applications submitted for Regulatory Approvals, as developed by the ICH.
     1.19 “Cutaneous T-cell Lymphoma” or “CTCL” means a disease in which cells in the lymphoid system called T-cells (or T lymphocytes) become malignant and includes both Sezary syndrome and mycosis fungoides.
     1.20 “Develop” means
          (i) with respect to Mundipharma, for the Licensed Product, (a) any and all processes and activities required to be conducted to complete the Mundipharma Trials in accordance with the Mundipharma Trials Plan; (b) the submission of the CTD dossier for the Licensed Products in T-ALL to the EMEA to seek Regulatory Approval in such indication; (c) subject to Section 4.5, the submission of the CTD dossier for the Licensed Products in T-ALL to the Regulatory Authorities in other countries of the Territory to seek Regulatory Approval of such indication; (d) the provision of non-financial support in the Territory to accelerate the recruitment of patients for the BioCryst Trials; and (e) such further Development activities, including Joint Trials and seeking of Regulatory Approvals, as are agreed with the JDC to Develop the additional indications of CTCL, B-CLL, T-NHL and/or B-NHL for the Licensed Products in the Territory.
          (ii) with respect to BioCryst, for the Licensed Product, (a) any and all processes and activities required to be conducted to complete the BioCryst Trials in accordance with the BioCryst Trials Plan; (b) subject to the provisions of Section 4.3.4.4, the preparation of a regulatory dossier for the Licensed Products in relapsed/refractory T-ALL and to provide the complete data generated under the clinical trial BCX-1777-Tio-05-202 as agreed with the FDA that is intended to support an NDA,; (c) the delivery to Mundipharma of the full data package and complete regulatory dossier for T-ALL, including the complete data for chemistry, manufacture and control (CMC) on both the Compound and the Licensed Products and pre-clinical pharmacology and toxicology data all generated to ICH standards of Good Laboratory Practice (GLP), Good Manufacturing Practice (GMP) and Good Clinical Practice (GCP), with all data presented in CTD format; (d) the development, at BioCryst’s cost, of any subsequent data required by the FDA regarding the Compound or the Licensed Products and the provision of such subsequent data to Mundipharma; (e) the provision to Mundipharma, at BioCryst’s cost, of information within BioCryst’s control at the date of the request to answer questions raised by the EMEA or other Regulatory Authority and the provision of reasonable technical assistance on any questions raised by the EMEA or other Regulatory Authority in respect of the preclinical and CMC data; (f) the delivery to Mundipharma of the full data package and final study reports for the BioCryst Trials; and (g) such further Development activities, including Joint Trials, as are agreed with the JDC to Develop the additional indications of CTCL, B-CLL, T-NHL and/or B-NHL for the Licensed Products in the Territory.
and in each case, “Develop”, “Development” and “Developing” shall have their correlative meanings.
     1.21 “U.S. Dollars”, or “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
     1.22 “Effective Date” is defined in the preamble.
     1.23 “EMEA” means the European Agency for the Evaluation of Medicinal Products.
     1.24 “Field” means the treatment of all Cancerous and/or Pre-Cancerous States in humans.
     1.25 “First Commercial Sale” means the first shipment for commercial sale of a Licensed Product in the Territory by Mundipharma or its Associates to a Third Party.
     1.26 “Force Majeure Event” is defined in Section 13.12.

     1.27 “Generic Compounds” means any pharmaceutical products, other than the Licensed Products, that (i) are marketed for sale by a Third Party, ***, or (ii) ***.
     1.28 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any foreign, federal, state, county, city or other political subdivision.
     1.29 “Gross Price” means, with respect to a Licensed Product, the unit price, without deduction, actually invoiced by Mundipharma, its sublicensees or its Associates for the sale of such Licensed Product.
     1.30 “ICH” means the International Conference on Harmonisation (“ICH”).
     1.31 “IND” means an Investigational New Drug Application under the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, or equivalent in another jurisdiction.
     1.32 “Independent Data” means, with respect to the Licensed Products, all data, including without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data, developed by a Sponsoring Party or its Associates in an Independent Trial in respect of which the Non-Sponsoring Party has not shared the Out-of-Pocket Development Costs.
     1.33 “Independent Trial” is defined in Section 4.3.3.2 hereof.
     1.34 “Initial Royalty Rate” is defined in Section 6.3.1.1.
     1.35 “JCC” is defined in Section 3.1.6.
     1.36 “JDC” is defined in Section 3.1.4.
     1.37 “Joint Trials” is defined in Section 4.3.3.1.
     1.38 “JSC” is defined in Section 3.1.1.
     1.39 “Legal Requirements” means all laws, statutes, rules, regulations, orders, decrees, judgments and/or ordinances of any Governmental Authority and any present and future supra-national, national, state and local laws (including rules and regulations having the force of law); requirements under permits; orders, decrees, judgments and directives; requirements of the Regulatory Authorities, including without limitation cGMPs, Council Regulation (EEC) No 2309/93, requirements imposed under the Federal Food, Drug and Cosmetic Act and the Public Health Service Act, each as amended from time to time, requirements in 21 C.F.R. Part 312, applicable requirements in 21 C.F.R. Parts 600-680 and similar requirements of Regulatory Authorities in jurisdictions outside the United States.
     1.40 “Licensed Products” means all pharmaceutical preparations in all dosage strengths, formulations and methods of administration that contain the Compound as its active ingredient, alone or in combination with another active ingredient.
     1.41 “Licensed Products Sold” means sales of the Licensed Products by Mundipharma or its Associates or its permitted Third Party sublicensees to Third Parties in the Territory.
     1.42 “Marketing Authorization” means the product license or marketing authorization necessary as a prerequisite for marketing and selling the Licensed Products in each country of the Territory.
     1.43 “Material Default” means, with respect to each Party:

          (i) any default by any Party hereto of its covenants, representations, agreements or other performance obligations under this Agreement (other than a payment obligation) (a) that is a material breach or (b) that when aggregated with any other such uncured defaults by such Party, constitutes a material breach and, in the case of either clause (a) or (b), if such default is capable of being cured, shall have continued for *** (***) days after written notice thereof was provided to the alleged defaulting Party by the non-defaulting Party (or, if such default cannot be cured within such ***-day period, if the alleged defaulting Party does not promptly commence and diligently continue all reasonable actions to cure such defaults during such ***-day period); or
          (ii) any default by any Party hereto of its payment obligations hereunder that shall have continued for *** (***) days after written notice thereof was provided to the alleged defaulting Party by the non-defaulting Party.
     1.44 “Minor Market” means ***.
     1.45 “Mundipharma German Counsel” shall mean ***.
     1.46 “Mundipharma Know-How” means all know-how, trade secrets, data, technology and scientific and technical information, now or hereafter during the Term owned, developed or acquired by Mundipharma or any of its Associates, which relate to the Compound or the Licensed Products, including but not limited to: (a) medical, clinical, toxicological or other scientific data, and (b) processes and analytical methodology useful in the Development, testing, analysis, manufacture or packaging of the Compound or the Licensed Products, but specifically excluding all of Mundipharma’s or its Associates’ Independent Data.
     1.47 “Mundipharma New York Counsel” shall mean ***.
     1.48 “Mundipharma Patents” means all patent applications and patents which claim improvements upon or modifications to the inventions and discoveries disclosed or claimed in any of the BioCryst Patents or which claim the manufacture, use or sale of Compound or Licensed Products, which patent applications and patents are owned or controlled by Mundipharma or its Associates, or as to which Mundipharma or any of its Associates have a license with rights to sublicense, during the Term, and any extensions, supplementary protection certificates, continuations, continuations-in-part, divisions, reissues, re-examinations, additions, substitutions, confirmations, registrations, or re-validations of or to any of the foregoing.
     1.49 “Mundipharma Trials” is defined in Section 4.2.
     1.50 “Mundipharma Trials Plan” is defined in Section 4.2.
     1.51 “Mundipharma UK Counsel” shall mean ***.
     1.52 “NDA” means a New Drug Application, including all supplements and amendments thereto, for the approval of a Licensed Product as a new drug under the U.S. Federal Food, Drug and Cosmetic Act, as amended, or equivalent in another jurisdiction, and the regulations promulgated thereunder filed with a Regulatory Authority.
     1.53 “Net Sales” means (a) the Gross Price of Licensed Products multiplied by the quantity of Licensed Products Sold LESS, only as specifically applicable to Licensed Products Sold, (b) the sum of ***.
     1.54 ”New Compound” means ***.
     1.55 “New Compound Agreement” is defined in Section 2.4.

     1.56 “New Indications” means any indication outside the Field (excluding Autoimmune Indications, Stem Cell Transplantation and Transplantation Indications).
     1.57 “Non-Hodgkin’s Lymphoma” or “NHL” means a disease in which malignant tumors arise in the lymphatic system, but that lack the characteristic Hodgkin’s histology. (See also “T-NHL” and “B-NHL”).
     1.58 “Non-Sponsoring Party” has the meaning defined in Section 4.3.4.3.
     1.59 “Out-of-Pocket Development Costs” shall mean any out-of-pocket payment made by either Party or its Associates to a Third Party, but only to the extent such payment relates to costs of Developing the Licensed Products, which costs are incurred by such Party or its Associates after the Effective Date.
     1.60 “Payments” is defined in Section 6.2.
     1.61 “Phase II” means a human clinical trial performed to evaluate the efficacy of a Licensed Product for a particular indication or indications in patients with the disease or condition under study and/or to determine the common short-term side effects and risks associated with the drug, as described in 21 C.F.R. Part 312, as it may be amended.
     1.62 “Phase IIb” means a placebo or active drug controlled, randomized human clinical trial performed to gain evidence of the efficacy of a pharmaceutical product in a target population, and/or to establish the optimal dosing regimen for such product.
     1.63 “Phase III” means a human clinical trial required by the FDA or other equivalent Regulatory Authority to gain evidence of efficacy in the target population and obtain expanded evidence of safety for Licensed Product, as described in 21 C.F.R. Part 312, as it may be amended.
     1.64 “PNP Inhibitor” means ***.
     1.65 “Pre-Cancerous State” means any abnormal proliferation of cells exhibiting features characteristic of cancer that are of genetic or iatrogenic origin, including without limitation actinic keratosis, Barrett’s oesophagus, cervical intraepithelial neoplasia, colonic polyposis, lymphomatoid papulosis, lymphomatoid granulomatosis, oral leukoplakia, other lymphoproliferative disorders, Putz-Jeghers Syndrome, Purtilo Syndrome and Xeroderma Pigmentosum.
     1.66 “Pre-Existing Third Party License” means the agreement dated June 27, 2000 by and between, on the one hand, Albert Einstein College of Medicine of Yeshiva University, a division of Yeshiva University and Industrial Research Ltd., and on the other hand BioCryst, as amended on July 26, 2002 and on April 15, 2005, and as may be amended after the Effective Date.
     1.67 “Pre-Existing Third Party License Payments” is defined in Section 5.5.
     1.68 “Pricing Approval” means, in a country of the Territory where a Governmental Authority or non-governmental body with relevant statutory authority approves or, thereafter, determines pricing for pharmaceutical products for reimbursement or otherwise, such approval or determination.
     1.69 “Product Materials” is defined in Section 13.8.
     1.70 “Promotional Literature” means, with respect to any Party, all promotional and other literature and information, in all media, prepared by or on behalf of such Party and distributed by or on behalf of such Party in connection with the marketing of the Licensed Products, including but not limited to package inserts, web sites, Product Materials and any other place where a Trademark appears.

     1.71 “Publishing Party” is defined in Section 13.9.2.
     1.72 “Regulatory Approval” with respect to a particular jurisdiction in the Territory and Licensed Product means the receipt of all regulatory approvals (including, without limitation, through mutual recognition of regulatory approval by another country) necessary for sale of the Licensed Product in that jurisdiction, but excluding Pricing Approval.
     1.73 “Regulatory Authority” means the FDA, or in the case of a jurisdiction outside of the United States, such corollary or other appropriate Regulatory Authority with similar responsibilities, including, without limitation, the EMEA.
     1.74 “Secondary Marks” is defined in Section 7.2.
     1.75 “Signing Fee” is defined in Section 6.1.
     1.76 “SPA” means the Special Protocol Assessment procedures for clinical trial protocol assessment and agreement with the U.S. Food and Drug Administration (FDA).
     1.77 “SLT” or “Second-Line Treatment” means the treatment of patients that have been previously treated for cancer, but have had a refraction or relapse of cancer.
     1.78 “Sponsoring Party” has the meaning defined in Section 4.3.4.3.
     1.79 “Stem-Cell Transplantation” means a procedure in which healthy stem cells are infused to help restore normal bone marrow function.
     1.80 “Subsequent Royalty Rate” is defined in Section 6.3.1.2.
     1.81 “T-ALL” or “T-cell Acute Lymphoblastic Leukemia/lymphoma” is a disease in which certain cells of the lymphoid system called T lymphocytes or T-cells are malignant, and have populated the bone marrow.
     1.82 “Term” has the meaning defined in Section 11.1.1.
     1.83 “Territory” means the countries, and only the countries, listed on Exhibit A attached hereto.
     1.84 “Third Party(ies)” shall mean any party other than BioCryst, Mundipharma and their respective Associates from time to time.
     1.85 “T-NHL” means Non-Hodgkin’s lymphoma in which the malignant cells have characteristics predominantly of the ‘T’ lineage.
     1.86 “Trademark” means the trademark “Fodosine” or such other trademark approved by the JDC for use in connection with the Licensed Products, but excluding the Secondary Marks.
     1.87 “Transplantation Indications” means all indications that involve the suppression of rejection of transplanted organs, bone marrow or other tissue, including, without limitation, solid organ transplantation (including tolerance induction and xenotransplantation), bone marrow transplantation, graft versus host disease and cell transplantation.
     1.88 “Valid Claim” means any claim in an issued and unexpired patent included within the BioCryst Patents which has not been revoked or held unenforceable or invalid by a final, nonappealable decision of a court of other Governmental Authority of competent jurisdiction.

     1.89 Interpretations. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein will be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any person will be construed to include the person’s permitted successors and assigns, (D) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto, and (F) all references herein to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The table of contents, captions and Section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections or of this Agreement, nor in any way affect this Agreement.
ARTICLE 2 — GRANT
     2.1 License Grants.
          2.1.1 By BioCryst. Subject to the rights retained by BioCryst and its licensors as set forth in Section 2.2, BioCryst grants to Mundipharma an exclusive, royalty-bearing, right and license in the Territory, with the right to sublicense to ***.
          2.1.2 By Mundipharma. Mundipharma hereby grants to BioCryst a co-exclusive (with Mundipharma and its Associates), royalty-free, fully-paid worldwide right and license, with the right to sublicense ***.
     2.2 BioCryst Retained Rights. BioCryst retains all of the following rights:
          2.2.1 all rights under the BioCryst Patents, the BioCryst Know-How and the Trademark outside of the Field, subject to Section 2.5;
          2.2.2 all rights under the BioCryst Patents, the BioCryst Know-How and the Trademark outside of the Territory;
          2.2.3 the rights reserved to the licensors and the governments under the Pre-Existing Third Party License;
          2.2.4 the right to conduct or continue further non-commercial research into the Licensed Products and/or the Compound, but not to conduct pre-clinical trials into the Licensed Products and/or the Compound in the Territory or to conduct clinical trials into the Licensed Products and/or the Compound in the Territory, other than the BioCryst Trials and any Joint Trials to be performed in the Territory with the agreement of the JDC;
          2.2.5 all rights with respect to New Compounds, including the right to conduct or continue further research and development of New Compounds and pharmaceutical preparations containing such New Compounds, both within and outside the Territory and within and outside the Field, subject only to Section 2.4.

Notwithstanding any of the foregoing, BioCryst shall not, directly or indirectly through an Associate or Third Party, sell or deliver any Licensed Products to customers outside the Territory where it believes that such party will resell the Licensed Products to countries in the Territory.
     2.3 BCX-4208. In further consideration of the payments made and to be made under this Agreement, BioCryst agrees that during the Term it shall not, and shall not grant rights to an Associate or a Third Party to, develop, make, use, sell or commercialize pharmaceutical products containing BCX-4208 within the Field. Notwithstanding the foregoing and for the purposes of clarity, it is understood and agreed that (i) no rights related to BCX-4208 are granted to Mundipharma in this Agreement and (ii) the Field does not include Autoimmune Indications, Stem-Cell Transplantation and Transplantation Indications.
     2.4 New Compounds. ***.
     2.5 New Indications for the Licensed Products. BioCryst confirms that as of the Effective Date neither it nor any of its Associates has commenced human clinical trials for the Compound or the Licensed Products in any New Indications. Notwithstanding anything to the contrary contained herein, and irrespective of the JDC’s view, BioCryst shall have complete and full authority over all rights for New Indications for the Licensed Products outside of the Territory.
          2.5.1 Development Proposal by Mundipharma. ***.
          2.5.2 Development Proposal by BioCryst. ***.
          2.5.3 No Independent Data. For the purposes of Sections 2.5.1 and 2.5.2, any data developed by Mundipharma or its Associates relating to a New Indication shall not constitute Mundipharma Independent Data. For purposes of clarity, there shall be no funding requirement on the part of BioCryst in order to receive data relating to a New Indication developed by Mundipharma or its Associates pursuant to Sections 2.5.1 and 2.5.2.
ARTICLE 3 — GOVERNANCE
          3.1.1 Joint Steering Committee. Promptly after the Effective Date, BioCryst and Mundipharma shall jointly establish a joint steering committee (the “Joint Steering Committee” or “JSC”). All other committees and teams established under this Agreement shall be subordinate to the JSC.
          3.1.2 Responsibilities of JSC. The JSC shall be responsible for:
3.1.2.1 overseeing, managing and providing strategic direction to any and all of the activities performed by or on behalf of the Parties with respect to the Licensed Product;
3.1.2.2 annually reviewing and approving all strategic plans made by the Parties with respect to the Licensed Products including Development and Commercialization;
3.1.2.3 reviewing and approving substantive amendments and updates to any of the strategic plans referred to in the immediately preceding subsection;
3.1.2.4 reviewing and monitoring the activities and progress of all other committees and teams established under this Agreement and ensuring that such activities and progress are generally consistent with similar activities undertaken by BioCryst or its licensees outside the Territory in respect of the Licensed Products;

3.1.2.5 resolving disputes, disagreements and deadlocks that are not resolved by the other committees and teams established under this Agreement;
3.1.2.6 overseeing the integration and coordination of the Development and Commercialization of the Licensed Products in the Territory in a manner generally consistent with BioCryst’s or its licensees’ Development and Commercialization of the Licensed Products outside the Territory;
3.1.2.7 assessing the commercial, medical and scientific viability of any proposals made by BioCryst for development of a New Compound in accordance with Section 2.4 hereof; and
3.1.2.8 undertaking and/or approving such other matters as are specifically provided for the JSC under this Agreement.
          3.1.3 Reporting to the JSC. Each Party shall keep the JSC informed of progress and results of activities for which it is responsible through its members on the JSC and as otherwise provided herein.
          3.1.4 Joint Development Committee. Promptly after the Effective Date, the Parties shall establish a joint Development committee (the “Joint Development Committee” or “JDC”).
          3.1.5 Responsibilities of JDC. The JDC shall be responsible for:
3.1.5.1 Developing and proposing to the JSC the strategy and plans for the Development of the Licensed Products, including regulatory strategies in the Territory;
3.1.5.2 assessing the medical and scientific viability of any proposals made by the Parties for Development of a New Indication for the Licensed Products in accordance with Section 2.5 hereof;
3.1.5.3 reviewing and approving the BioCryst Trials Plan and the Mundipharma Trials Plan on a regular basis (not less frequently than every *** (***) months), and presenting from time to time to the JSC for review and approval of substantive amendments to the Mundipharma Trials Plan and the BioCryst Trials Plan;
3.1.5.4 reviewing and approving clinical study endpoints, clinical methodology and monitoring requirements for the clinical studies;
3.1.5.5 undertaking and/or approving such other matters as are specifically provided for the JDC under this Agreement; and
3.1.5.6 facilitating and approving the reconciliation and reimbursement of Out of Pocket Development Costs in accordance with Section 4.6.2, below.
          3.1.6 Joint Commercialization Committee. Promptly after the Effective Date, the Parties shall establish a joint Commercialization committee (the “Joint Commercialization Committee” or “JCC”).
          3.1.7 Responsibilities of JCC. The JCC shall be responsible for:

3.1.7.1 developing an annual Commercialization plan which shall detail the plans for Commercialization of Licensed Products in the Territory and which shall be reviewed and approved by the JSC (the “Commercialization Plan”).
3.1.7.2 monitoring and reporting on the competitive landscape for the Licensed Products within and outside the Territory;
3.1.7.3 monitoring Mundipharma’s use of the Trademark or any Secondary Mark as approved by BioCryst;
3.1.7.4 reviewing Mundipharma’s plans and activities with regard to launch of the Licensed Products in the Territory and reporting on the same to the JSC;
3.1.7.5 annually reviewing and updating the Commercialization Plan, and presenting from time to time to the JSC for review and approval substantive amendments to such plan;
3.1.7.6 reviewing, and approving the conduct of, any Phase IV or post-marketing studies of the Licensed Products in the Territory; and
3.1.7.7 reviewing and approving Mundipharma’s decision not to pursue Regulatory Approvals or Pricing Approvals in any Minor Markets in accordance with Section 4.5.
          3.1.8 Joint Committee Report Responsibilities. On or prior to each *** during the Term of this Agreement, Mundipharma shall cause its representatives on each committee to issue a written report to BioCryst (for provision to BioCryst’s licensors under the Pre-Existing Third Party License) detailing all Mundipharma Development and Commercialization developments, plans and results.
     3.2 Committee Membership. The JSC, JDC and JCC (each, including subcommittees thereof, a “Committee”) shall each be comprised of an equal number of appropriately qualified representatives from each of BioCryst and Mundipharma. The exact number of such representatives on the JSC shall be two (2) for each of BioCryst and Mundipharma, or such other number as the Parties may agree. The initial members of the JSC, the JDC and the JCC shall be notified by each Party to the other Party in writing within thirty (30) days after the Effective Date. Either Party may replace any of its respective Committee representatives with an appropriately qualified representative at any time with prior written notice to the other Party. Unless otherwise agreed, each Committee shall have at least one representative with relevant decision-making authority from each Party such that the applicable Committee is able to effectuate all of its decisions within the scope of such Committee’s responsibilities. In the event a Committee member from either Party is unable to attend or participate in a meeting of its Committee, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting, in its sole discretion.
     3.3 Committee Co-Chairs. For each Committee, each Party shall appoint one of its members to such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”). The Co-Chairs for each Committee shall (i) coordinate and prepare the agenda and ensure the orderly conduct of such Committee’s meetings, (ii) attend each meeting of such Committee, and (iii) prepare and issue minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions and decisions of such Committee. Such minutes from each Committee’s meeting shall not be finalized until each Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from its Committee members and provide an agenda along with appropriate information for such agenda reasonably in advance of any meeting. It is understood that such agenda will include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chair from either Party is unable to attend or participate in its Committee’s meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole direction.

     3.4 Committee Meetings. The JDC and JCC shall meet once every three (3) months until two years after First Commercial Sale and thereafter once every six (6) months, or more often as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the applicable Committee; provided that, at least once every six (6) months, a meeting shall be held in person. All in-person Committee meetings shall be held on an alternating basis between Mundipharma’s and BioCryst’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Committee meetings as nonvoting observers, if agreed by the Parties. Each Party may also call for special meetings of a Committee to resolve particular matters requested by such Party and within the areas of responsibility of such Committee. Each Committee’s Co-Chairs shall provide its Committee members with no less than fifteen (15) business days’ notice of each regularly scheduled meeting, and no less than ten (10) business days’ notice of any special meetings called by either Party.
     3.5 Decision Making. Decisions of each Committee shall be made by consensus of the members present in person or by other means (e.g., teleconference) at any meeting, with each Committee member having one vote. In order to make any decision, any Committee or team established under this Agreement must have present (in person or telephonically) at least one representative of each Party, and each Party shall cause its appropriate representatives to attend all meetings, unless agreed to by the parties in writing. All decisions of each Committee shall be consistent with BioCryst’s vision of fostering and maintaining a unified profile of the Licensed Products within and outside the Territory. Unless otherwise specified by the JSC, in the event that the JDC or JCC does not reach consensus with respect to a particular matter after endeavoring in good faith for *** (***) days to do so, then the parties shall refer the issue to the JSC for resolution. In the event that the JSC does not reach consensus with respect to a particular matter after endeavoring in good faith for *** (***) days to do so, then the parties shall refer the issue to each Party’s CEO (or equivalent position) to jointly reach consensus. In the event that the Parties’ CEOs (or equivalent positions) do not reach consensus with respect to a particular matter after endeavoring in good faith for *** (***) days to do so, then ***. Notwithstanding anything herein to the contrary, no Committee shall have any authority to amend, modify or waive compliance with this Agreement.
ARTICLE 4 — DEVELOPMENT, COMMERCIALIZATION AND COOPERATION
     4.1 BioCryst Trials Plan. BioCryst shall maintain a trials plan setting forth the details and protocols of the BioCryst Trials and their anticipated dates of completion (the “BioCryst Trials Plan”). The BioCryst Trials Plan may be revised at any time by BioCryst, provided that all revisions shall be communicated to the JDC, and any material revisions shall be approved by the JDC and shall be communicated to Mundipharma prior to their implementation. BioCryst will use Commercially Reasonable Efforts to Develop the Licensed Products pursuant to the BioCryst Trials Plan in compliance with Legal Requirements.
     4.2 Mundipharma Trials Plan. Mundipharma shall maintain a trials plan setting forth the details and protocols of the exploratory, clinical and non-clinical trials in the Licensed Products currently anticipated to be undertaken by Mundipharma (the “Mundipharma Trials”) and their proposed dates of commencement (the “Mundipharma Trials Plan”). The draft protocols of the Mundipharma Trials shall be submitted to the JDC for review and comment, and to the JSC for approval. On or prior to the three month anniversary of the Effective Date, the Parties shall meet to confer and agree upon, Mundipharma’s plans for conducting the exploratory, clinical and non-clinical trials of the Licensed Products for the specified indications. The Mundipharma Trials Plan may be revised by Mundipharma at any time, provided that all revisions shall be communicated to the JDC and any material revisions shall be approved by the JDC and shall be communicated to BioCryst prior to their implementation. Mundipharma will use Commercially Reasonable Efforts to Develop the Licensed Products in the Territory pursuant to the Mundipharma Trials Plan in compliance with Legal Requirements.
     4.3 Development Costs.

          4.3.1 BioCryst Trials. Each Party shall pay fifty percent (50%) of the documented Out-of-Pocket Development Costs incurred by BioCryst in respect of the BioCryst Trials conducted on or after the Effective Date, provided that Mundipharma’s maximum aggregate contribution to the BioCryst Trials shall be ten million U.S. Dollars ($10,000,000). Such payments shall be made in accordance with Section 4.6. BioCryst shall be responsible for all other costs associated with the BioCryst Trials and for Developing and Commercializing the Licensed Products (with such Commercialization to be undertaken by BioCryst in its sole discretion, and BioCryst’s sole obligations to conduct such Development being in accordance with the BioCryst Trials Plan and this Agreement) outside the Territory.
          4.3.2 Mundipharma Trials. Mundipharma shall be responsible for all costs incurred in respect of the Mundipharma Trials, up to a maximum aggregate of Out-of-Pocket Development Costs of fifteen million U.S. Dollars ($15,000,000). ***.
          4.3.3 Further Development. Within *** (***) months after receipt of the final study report for each of the BioCryst Trials and the Mundipharma Trials, the JDC shall review such report and recommend to the Parties an appropriate course of action and timetable for further Development, which determination shall (unless otherwise agreed upon in writing by the Parties) result in one of the following courses of action:
4.3.3.1 the Parties agreeing to design and jointly fund further Development (“Joint Trials”), with the Out-of-Pocket Development Costs and the ownership of the resulting data and results to be shared in equal proportion and the Parties’ respective responsibilities to be set out in a mutually agreeable Joint Trials plan, which shall be made a part of this Agreement; or
4.3.3.2 one Party deciding to undertake and fund further Development of the Licensed Products in which the other Party does not elect to share its proportion of the Out-of-Pocket Development Costs (an “Independent Trial”), subject to confirmation of the JDC that such Independent Trial is unlikely to have an adverse effect on the other Party’s interest in the Licensed Products, which confirmation shall not be unreasonably withheld or delayed; or
4.3.3.3 the Parties agreeing that no further Development is necessary at that time.
          4.3.4 Ownership and Sharing of Data.
4.3.4.1 BioCryst Trials. Upon receipt of the Signing Fee, BioCryst shall deliver to Mundipharma all BioCryst Know-How in existence on such date. In addition, BioCryst shall provide free of charge to Mundipharma all results and data generated from time to time in the BioCryst Trials on a timely basis, including a copy of the final study report issued in each BioCryst Trial within fifteen (15) days of such report’s completion.
4.3.4.2 Mundipharma Trials. Mundipharma shall provide free of charge to BioCryst all results and data generated from time to time in the Mundipharma Trials on a timely basis, including a copy of the final study report issued in each Mundipharma Trial within fifteen (15) days of such report’s completion.
4.3.4.3 Independent Trials. The Independent Data generated from time to time in any Independent Trials conducted by a Party (the “Sponsoring Party”), including final study reports issued in such Independent Trials, shall be owned by the Sponsoring Party and shall not be provided to the other Party (the “Non-Sponsoring Party”) unless such Non-Sponsoring Party makes a cash payment equal to fifty percent (50%) of the documented Out-of-Pocket Development Costs incurred by the Sponsoring Party. Within fifteen (15) days of the Sponsoring Party’s receipt of the Non-Sponsoring Party’s payment, the Independent Data generated in such Independent Trial, including the final study report, shall be provided to the Non-Sponsoring Party.
4.3.4.4 BCX-1777-Tio-05-202. ***.
4.3.4.5 Exclusion from Know-How. For the avoidance of doubt and other than as set forth in Section 11.3, (i) if BioCryst conducts an Independent Trial in respect of which Mundipharma does not elect to share the Out-of-Pocket Development Costs pursuant to Section 4.3.4.3, the Independent Data arising from such trial shall not be deemed to be included in the BioCryst Know-How or BioCryst Patents licensed to Mundipharma hereunder, (ii) if Mundipharma conducts an Independent Trial in respect of which BioCryst does not elect to share the Out-of-Pocket Development Costs pursuant to Section 4.3.4.3, the Independent Data arising from such trial shall not be deemed to be included in the Mundipharma Know-How or Mundipharma Patents licensed to BioCryst hereunder and shall not be transferred to BioCryst on expiry or termination of this Agreement except as provided under Section 11.3.4, and (iii) each Party is free to use or not to use its Independent Data in any manner it sees fit, provided that with respect to the Development and/or Commercialization of the Licensed Products it shall be used solely in Territory (in the case of Mundipharma) or outside the Territory (in the case of BioCryst).
          4.3.5 Clinical Supplies. Provided that Mundipharma or its service providers are not able to manufacture or procure the Licensed Products, BioCryst agrees to supply reasonable quantities of the same formulations of the Licensed Products as BioCryst is using in the BioCryst Trials to Mundipharma at BioCryst’s Third Party cost plus a margin of *** percent (***%) for clinical Development in the Territory.
     4.4 Registration of Licensed Products. Subject to Section 4.5, Mundipharma shall use Commercially Reasonable Efforts to obtain, at its sole expense and in the name of Mundipharma or its Associate, in accordance with Legal Requirements, Regulatory Approvals and Pricing Approvals for at least one Licensed Product in each country in the Territory in each of T-ALL, CTCL, B-CLL, T-NHL and B-NHL, provided that in Mundipharma’s reasonable discretion, the results of the BioCryst Trials, the Mundipharma Trials, any Joint Trials and, in Mundipharma’s reasonable discretion, any Independent Trials conducted by Mundipharma or its Associates, and any other relevant data, would support registration in each such indication.
     4.5 Sequencing of Registration. The Parties acknowledge and agree that Mundipharma’s obligation to exercise the Commercially Reasonable Efforts required by Section 4.4 does not require Mundipharma to pursue Regulatory Approvals of the Licensed Products in each of T-ALL, CTCL, B-CLL, T-NHL and B-NHL in all countries of the Territory simultaneously and, consistent with such obligation, Mundipharma may pursue a reasonable sequencing of the prosecution of Regulatory Approvals throughout the Territory over time, consistent with the BioCryst Trials Plan and the Mundipharma Trials Plan. Notwithstanding the foregoing, Mundipharma shall not be obliged to pursue Regulatory Approvals or Pricing Approvals in any Minor Markets in respect of which Mundipharma can demonstrate to the reasonable satisfaction of the JCC that Commercialization of the Licensed Products in such Minor Market will not be commercially viable due to the likelihood of an unfavorable Pricing Approval in such Minor Market or where such Regulatory Approvals or Pricing Approvals are likely to have a material adverse effect on registration or Commercialization of the Licensed Products elsewhere in the Territory. In such event, Mundipharma’s decision not to pursue Regulatory Approvals or Pricing Approvals in such Minor Market shall not be deemed a breach of Mundipharma’s obligation to use Commercially Reasonable Efforts required by Section 4.4.
     4.6 Out-of-Pocket Development Costs

          4.6.1 Out-of-Pocket Development Costs incurred by either Party and in respect of which the other Party has an obligation of reimbursement under this Agreement shall be shared by the other Party in accordance with the reconciliation process as set forth in Section 4.6.2.
          4.6.2 Reconciliation of Out-of-Pocket Development Costs
4.6.2.1 Within thirty (30) days after the end of each calendar year, (i) BioCryst shall provide both Mundipharma and the JDC with a statement setting forth in reasonable detail the Out-of-Pocket Development Costs incurred by BioCryst in the BioCryst Trials during the preceding calendar year, (ii) Mundipharma shall provide both BioCryst and the JDC with a statement setting forth in reasonable detail the Out-of-Pocket Development Costs incurred by Mundipharma in the Mundipharma Trials during the preceding calendar year for information purposes only and not reconciliation under Section 4.6.2.2, (iii) each Party shall provide the other Party and the JDC a statement setting forth in reasonable detail the Out-of-Pocket Development Costs incurred by such Party in any Joint Trials during the preceding calendar year; and (iv) the Sponsoring Party of any Independent Trial which the Non-Sponsoring Party subsequently has elected to participate in shall provide the JDC and the Non-Sponsoring Party with a statement setting forth in reasonable detail the Out-of-Pocket Development Costs incurred by the Sponsoring Party in such Independent Trial during the preceding calendar year.
4.6.2.2 Within sixty (60) days after each calendar year, the JDC shall deliver to both Parties a true accounting for the applicable year of all Out-of-Pocket Development Costs incurred by BioCryst and Mundipharma respectively in the BioCryst Trials, any Joint Trials conducted by the Parties, and any Independent Trials in which the Non-Sponsoring Party has elected to participate, and a reconciliation of any amounts owed by one Party to the other, pursuant to Section 4.3.1, up to a maximum of $10,000,000 (ten million U.S. Dollars) in the case of Mundipharma in respect of the BioCryst Trials. Any amount payable by a Party shall be paid within thirty (30) days following receipt of such reconciliation.
4.6.2.3 Monetary conversions from the currency of a foreign country in which an Out-of-Pocket Development Cost is incurred, into U.S. Dollars shall be calculated in accordance with Mundipharma’s standard accounting procedures, consistently applied, which as of the Effective Date are calculated at the quarterly average of the daily exchange mid-range rates as quoted on the Bloomberg Financial Network. Mundipharma shall promptly notify BioCryst of any change in writing.
4.6.2.4 For the purpose of determining any cost or expense which is shared by the parties or otherwise invoiced by one Party to another under this Agreement, any cost or expense allocated by either Party to a particular cost category shall be consistent with the terms of this Agreement and any plans developed under this Agreement, and shall not also be allocated to another category.
     4.7 Commercialization.
          4.7.1 Mundipharma undertakes that it will Commercialize the Licensed Products in the Territory and carry out its obligations hereunder in compliance with all applicable Legal Requirements and in accordance with the Commercialization Plan.
          4.7.2 Subject to Section 4.7.4, within *** (***) months after the date on which the first Regulatory Approval and Pricing Approval are received in a country of the Territory other than a Minor Market, Mundipharma shall thereafter and continuously during the Term use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field in such country within the Territory. Subject to Section 4.7.4, within *** (***) months after the date on which the first Regulatory Approval and Pricing

Approval are received in a Minor Market, Mundipharma shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field in such Minor Market country. Mundipharma shall notify BioCryst within *** (***) days of the date of the First Commercial Sale of a Licensed Product in each country within the Territory.
          4.7.3 Mundipharma is entitled to engage contract sales organizations to supplement or complement Mundipharma’s sales force in the Territory, provided that Mundipharma shall at all times remain primarily responsible and liable for all such activities as if such activities had been undertaken by Mundipharma, and provided that BioCryst is notified in writing in advance of such engagement.
          4.7.4 ***.
     4.8 Promotion. No later than *** (***) days prior to the anticipated date of the First Commercial Sale, Mundipharma shall provide BioCryst with a representative example of its proposed Promotional Literature, and BioCryst shall have the right to make comments or observations thereon within *** (***) days of its receipt thereof. Thereafter, Mundipharma shall provide BioCryst with a representative example of its Promotional Literature as soon as practicable after BioCryst’s written request, such a request shall not be made more than once each calendar year, and BioCryst shall have the right to make comments or observations thereon within *** (***) days of its receipt thereof. Notwithstanding BioCryst’s right to make comments or observations, all decisions with respect to Mundipharma’s Promotional Literature shall be made by Mundipharma in its sole discretion after in good faith taking into consideration BioCryst’s comments and observations.
     4.9 Costs of Commercialization. BioCryst shall be responsible for all costs associated with the Commercialization of Licensed Products outside of the Territory. Mundipharma or its Associates shall be responsible for all costs associated with the Commercialization of Licensed Products within the Territory.
     4.10 BioCryst’s Rights Outside the Territory.
          4.10.1 BioCryst shall control and conduct at its own expense the Development and Commercialization of the Licensed Products outside the Territory. BioCryst shall inform Mundipharma within *** (***) days before making any submissions to the FDA and will provide to Mundipharma within *** (***) days of Mundipharma’s written request an electronic or hard copy of BioCryst’s FDA submissions.
          4.10.2 ***.
     4.11 Report of Results, Data and Information.
          4.11.1 All preclinical and clinical data generated by or on behalf of a Party shall be owned by such Party and shall constitute a part of such Party’s know-how.
          4.11.2 Each Party shall provide to the other Party, within *** (***) days of the completion of each draft study report, copies of all material pre-clinical and clinical data relating to the Compound or the Licensed Products relating to any of the BioCryst Trials, the Mundipharma Trials, any Joint Trials conducted by the Parties and any Independent Trials in which the Non-Sponsoring Party has shared the Out-of-Pocket Development Costs in accordance with Section 4.3.4.3. For purposes of this Section, data shall be considered material if it (i) is intended for use in any submission to any Regulatory Authority or any other Governmental Authority, or (ii) could have any significant effect, whether positive or negative, on the marketing of the Compound or the Licensed Products. For avoidance of doubt, this Section includes, but is not limited to, the exchange of electronic databases in a mutually agreeable format.
          4.11.3 Each Party shall provide to the other Party, within *** (***) days of submission, copies of all material submissions to a Regulatory Authority relating to the Licensed Products or the Compound. Each Party shall provide the other party with copies of draft submissions upon request and shall allow the other Party a reasonable time period (which in no event shall be less than ten days) to review and comment on the same. All comments shall be considered in good faith. In addition, each Party shall provide to the other Party, within *** (***) days of its receipt or submission, all material correspondence (including e-mail communications, summaries of telephone calls and other forms of correspondence) with a Regulatory Authority or any other Governmental Authority, relating to the Licensed Products or the Compound.
          4.11.4 Information disclosed under this Section 4.11 shall be treated as information that is the subject of the confidentiality provisions set forth below.
     4.12 Interactions with Government Agencies.
          4.12.1 Exchange of Safety Information.
4.12.1.1 The Parties will cooperate in the collection, review, assessment, tracking and filing with appropriate Regulatory Authorities of information related to adverse events associated with the Licensed Products in accordance with applicable FDA regulations, including without limitation 21 CFR §§ 312.32, 314.80, and with comparable Legal Requirements in countries within the Territory. As soon as reasonably practicable after the Effective Date, but in no event later than ninety (90) days after the Effective Date, the pharmacovigilance departments of both Parties shall meet (such meeting may occur in person, via videoconference or via conference call) and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Products, which shall be documented in a mutually acceptable agreement (the “Safety Data Exchange Agreement”) between the Parties (provided, however, that this Agreement shall control in the event of any conflict between the terms of this Agreement and such Safety Data Exchange Agreement).
4.12.1.2 Until such time as the Parties have entered into the Safety Data Exchange Agreement, the Parties will exchange adverse event information, regardless of causality, involving or associated with the use of the Licensed Products, on the following schedule:
•	Fatal or life-threatening serious adverse event information will be exchanged within 48 (forty-eight) hours after the receipt of such information by a Party or by any of the Party’s Associates or agents.

•	All other serious adverse event information will be exchanged within seven (7) days after the receipt of the information by a Party or by any of a Party’s Associates or agents.

•	Non-serious adverse event information will be exchanged on either Party’s reasonable request.
4.12.1.3 Serious adverse event information shall be exchanged in a Council for International Organizations of Medical Sciences (“CIOMS”) I report format or a substantially similar report format. Non-serious adverse event information shall be exchanged in a CIOMS II report format or a substantially similar line-listing format.
4.12.1.4 Absent an express agreement to the contrary, and provided that Mundipharma timely provides all relevant information to BioCryst, BioCryst shall be responsible for maintaining a global safety database for the Licensed

Products consistent with pharmaceutical industry practice and all applicable Legal Requirements. Mundipharma shall be responsible for all safety, adverse events and recalls (including all costs and expenses thereof) within the Territory and BioCryst shall be responsible for all safety, adverse events and recalls (including all costs and expenses thereof) outside of the Territory. Unless otherwise set forth in the Safety Data Exchange Agreement, BioCryst shall be responsible for reporting serious adverse events to the FDA and Mundipharma shall be responsible for reporting serious adverse events to Regulatory Authorities in the Territory.
          4.12.2 Review of Regulatory Submissions.
4.12.2.1 Copies of all material submissions (including NDAs and applications for marketing approval) to the FDA, EMEA and other Regulatory Authorities in seeking Regulatory Approval of the Licensed Products for the Field and replies thereto, and, to the extent reasonably practicable, all other material correspondence with a Regulatory Authority, EMEA and other Governmental Authorities covering the Compound and the Licensed Products shall be provided by the submitting Party to the other Party promptly upon draft completion, but in no event less than *** (***) days before being submitted or sent, during which time such other Party shall have a reasonable opportunity to review such submissions or correspondence and consult with the submitting Party with respect thereto. Information provided under this provision shall include, but not be limited to:
•	Clinical reports of pivotal studies;

•	Overviews;

•	Pre-clinical and clinical summaries;

•	CMC Module 3 files of the NDA;

•	Quality overview Module 2 of the NDA; and

•	Draft labeling.
4.12.2.2 After any such consultation, and taking into consideration any comments of the other Party, the submitting Party shall determine the final form of all material submissions and correspondence in its sole discretion. Final copies of all material submissions and correspondence shall be provided by the submitting Party to the other Party. Mundipharma or its Associates shall own and control all Regulatory Approvals for the Licensed Products in the Territory. BioCryst or its Associates shall own and control all Regulatory Approvals for the Licensed Products outside the Territory.
4.12.2.3 Notwithstanding the foregoing Section 4.12.2.2, the submitting Party shall communicate to the other Party as soon as practicable all material draft correspondence with a Regulatory Authority, EMEA or other Governmental Authority pertaining to the labeling of the Compound and the Licensed Products in the Field and, to the extent reasonably practicable, the other Party shall have ten (10) Business Days to make comments and observations thereon. After the receipt of any such comments and observations, and taking into consideration such comments or observations, the submitting Party shall determine the final form of all such correspondence in its sole discretion. Each Party shall provide to the other Party a copy of any final labeling. BioCryst and Mundipharma shall mutually agree upon the final labeling for the Licensed Products within the Territory which in all events shall refer to BioCryst and the fact that the Compound is licensed from BioCryst to Mundipharma.
4.12.2.4 Notwithstanding the foregoing, Mundipharma shall provide BioCryst (within *** (***) days of submission), all summaries and annual reports or similar which are provided to any Regulatory Authority.
          4.12.3 Governmental Authority Inquiries. Each Party shall notify the other Party within two (2) Business Days after it receives information about the initiation of any investigation, review or inquiry by the FDA, EMEA or other Governmental Authority concerning (i) non-clinical or clinical research relating to the Compound or the Licensed Product; or (ii) the Commercialization of the Licensed Products.
     4.13 Additional Information. The parties acknowledge that while they have endeavored to provide for the comprehensive sharing of specific information related to regulatory submissions or Governmental Authorities under Sections 4.11 and 4.12, there may be additional information related to the Regulatory Approval of Licensed Products which is not explicitly required to be exchanged hereunder but which would be helpful or necessary to the Party who does not control such information. In light of the foregoing, neither party shall unreasonably refuse any request for such information, and, if and when requested, shall provide such information to the other Party.
     4.14 Parties’ Rights in Communications. Each Party shall have the right to use, either on its own behalf or that of its other licensees, the communications provided by the other Party under this Article 4. Each Party shall take all reasonable actions necessary to enable the other Party’s use of such communications. Each Party shall inform the other of all material communications with Governmental Authorities or Regulatory Authorities regarding the Development or Commercialization of the Licensed Product and shall take all reasonable actions necessary to enable the other Party’s use.
ARTICLE 5 — UNDERTAKINGS OF BIOCRYST AND MUNDIPHARMA
     5.1 Non-Use and Non-Disclosure. During the Term and thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement. All information related to BioCryst’s licensors and the Pre-Existing Third Party License shall be deemed to be BioCryst Confidential Information. In the event this Agreement is terminated, all Confidential Information relating to the Licensed Product and/or the Compound assigned by Mundipharma to BioCryst shall be deemed to be BioCryst Confidential Information.
     5.2 Authorized Disclosure. Nothing in this Agreement shall prevent either Party or their respective Associates from disclosing Confidential Information to (i) Governmental Authorities of any country to the extent required or desirable to secure government approval for the Development, manufacture or Commercialization of Licensed Products, (ii) Third Parties acting on behalf of such Party or its Associates, to the extent reasonably necessary for the Development, manufacture or Commercialization of Licensed Products (and provided that such Party has a written confidentiality agreement with such Third Party which is as protective of such Confidential Information as the terms of this Agreement), or (iii) Third Parties to the extent reasonably necessary to market Licensed Products (and provided that such Party has a written confidentiality agreement with such Third Party which is as protective of such Confidential Information as the terms of this Agreement). Each Party shall be ultimately responsible for compliance with the terms of this Article 5 by its Associates, or any Third Party who receives Confidential Information as a result of a disclosure of such Confidential Information initially made by such Party.

     5.3 Technical Assistance.
          5.3.1 BioCryst will provide the assistance and support set forth in Section 5.3.2 to facilitate Mundipharma’s ability to transfer the technology and the BioCryst Know-How (including, all information, data, manufacturing formulae, processing specifications and other technical information) relating to the manufacture and packaging of the Licensed Products, including analytical methods, to a suitable and qualified Third Party supplier, which will either be an Associate of Mundipharma or a Third Party reasonably acceptable to BioCryst, under appropriate intellectual property protection and technology transfer protocols in order to enable Mundipharma’s designee to validate the manufacturing process for the Licensed Products at the new manufacturing site and to manufacture the Licensed Products in accordance with the Licensed Product specifications and the Licensed Product packaging specifications.
          5.3.2 In fulfillment of BioCryst’s obligations under Section 5.3.1, at Mundipharma’s request upon reasonable notice and during normal business hours, BioCryst will provide an appropriate employee, who is in BioCryst’s reasonable determination fully qualified with respect to and familiar with the procedures and processes used in the manufacture of the Licensed Products, including analytical methods, to provide to Mundipharma’s designee the assistance and technology required pursuant to this Section 5.3 to enable such designee to commence manufacturing the Licensed Products, and to observe and assist in the manufacture by such designee, of one validation batch of the Licensed Products. ***.
     5.4 Manufacturing.
          5.4.1 Mundipharma shall have sole responsibility (including complete decision making authority and discretion) to manufacture or have manufactured the Licensed Products for Commercialization by Mundipharma or its Associates in the Field and in the Territory. Manufacturing of the Licensed Product shall be conducted in accordance with cGMP.
          5.4.2 BioCryst shall introduce Mundipharma or its Associate to BioCryst’s Third Party manufacturer Sigma-Aldrich Corporation, so that Mundipharma may negotiate with Sigma-Aldrich Corporation the supply of the active pharmaceutical ingredient (API) for the Licensed Products.
     5.5 Maintenance of License. ***.
     5.6 Guarantees; Opinions.
          5.6.1 ***.
          5.6.2 ***:
5.6.2.1 ***;
5.6.2.2 ***; and
5.6.2.3 ***.
ARTICLE 6 — SIGNING FEE — PAYMENTS — ROYALTIES
     6.1 Signing Fee. On or before the *** after the Effective Date, in partial consideration for the licenses granted to Mundipharma herein, Mundipharma shall pay or cause to be paid a non-refundable, non-creditable payment of ten million U.S. Dollars ($10,000,000) to BioCryst as a signing fee (the “Signing Fee”).

     6.2 Payments. As additional partial consideration for the licenses granted by BioCryst to Mundipharma, Mundipharma shall pay to BioCryst the following one-time payment amounts (each a “Payment” and collectively the “Payments”) in U.S. Dollars listed in the table below.

Payment
Event	Amount
First dosing of a patient in the study ***	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
EMEA Regulatory Approval for ***.	$	*	**
Upon the first achievement of annual aggregate Net Sales of $***	$	*	**
Upon the first achievement of annual aggregate Net Sales of $***	$	*	**
Upon the first achievement of annual aggregate Net Sales of $***	$	*	**
          6.2.1 Each such Payment shall be deemed earned as of the achievement of the corresponding event set forth above and shall be paid by Mundipharma within *** (***) days after achievement of such event.
          6.2.2 It is understood and agreed between the Parties that the above Payments shall be non-refundable and non-creditable against the Signing Fee or against any royalties whatsoever.
     6.3 Royalties Payable by Mundipharma.
          6.3.1 Royalty Payments. In partial consideration for the licenses granted to Mundipharma, Mundipharma shall pay to BioCryst:
6.3.1.1 a royalty equal to ***.
6.3.1.2 ***.
          6.3.2 Remittance of Royalties. Payments due under Section 6.3 shall be due quarterly on a calendar basis, in arrears, and shall be payable no later than *** (***) days after the last Business Day of each such quarter. The payments due and payable under Section 6.3 shall be computed for each quarter with sales that occur in a currency other than U.S. Dollars (“Foreign Currency Sales”) to be converted in accordance with Section 6.6. All payments made by Mundipharma pursuant to this Section shall be made in immediately available funds by wire transfer to such bank and account of BioCryst as may be designated from time to time by BioCryst.
     6.3.3 Deductions From Royalties. Mundipharma shall pay or procure the payment of the Royalties and other monies payable to BioCryst under this Agreement from Bermuda. As of the Effective

Date, there is no Legal Requirement in Bermuda for Mundipharma to pay or withhold of any income or other taxes on behalf of BioCryst with respect to Royalties and any other monies payable to BioCryst under this Agreement. In the event that after the Effective Date, the payor of such Royalties and other monies payable to BioCryst under this Agreement shall change to an Associate of Mundipharma located in a jurisdiction with respect to which such payment or withholding is required by applicable Legal Requirements, then such income or other taxes shall be deducted from the amount of such payments, royalties and other monies due to BioCryst and paid to the relevant competent taxing authority; provided that (i) Mundipharma shall promptly notify BioCryst of such Legal Requirements in advance of the payment requiring the withholding; (ii) the sum payable shall be increased as necessary so that after making all required deductions, BioCryst receives an amount equal to the sum it would have received had no withholding been made; and (iii) Mundipharma shall furnish BioCryst with proof of such payments. Mundipharma shall promptly provide BioCryst with any available certificate or other documentary evidence that might enable BioCryst to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Mundipharma, and BioCryst shall promptly (a) file a claim for refund with the relevant taxing authority and (b) pay to Mundipharma the actual amount of any refund received. Mundipharma and BioCryst will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law and to take any other reasonable actions, in order to enable Mundipharma to make such payments to BioCryst without any deduction or withholding, if possible consistent with Legal Requirements (including by maintaining or changing, as reasonably necessary, the payor of amounts under this Agreement).
     6.4 Royalty Reports. Each payment made to BioCryst under Section 6.3 shall be accompanied by a written report, showing Gross Price and Net Sales and the calculation of the same (including all deductions taken to arrive at Net Sales) together with the calculation of the royalties due for the quarter for which payment is being made. The report shall detail the amount of Licensed Products Sold, identified on a country-by-country basis.
     6.5 Records. Each Party shall, and shall cause its Associates to, keep and maintain for *** (***) years after payment of royalties pursuant to Section 6.3 or Out-of-Pocket Development Costs pursuant to Section 4.6 complete and accurate books and records in sufficient detail so that Net Sales and royalties payable hereunder and Out-of-Pocket Development Costs to be reconciled hereunder can be properly verified.
     6.6 Audit. No more frequently than once during each calendar year during the Term and for *** (***) years thereafter, each Party shall permit independent auditors appointed by the other Party, to whom the Party being audited has no reasonable objection and with reasonable notice at any time during normal business hours, to inspect, audit and copy relevant accounts and records of such Party for the purpose of verifying the accuracy of the calculation of (i) royalty payments to BioCryst and the reports which accompanied them, in the case of Mundipharma, or (ii) Out-of-Pocket Development Costs, reconciliation payments pursuant to Section 4.4 and the reports associated with them, in respect of both Parties. The independent auditors shall not disclose to the appointing Party any information other than information relating solely to the accuracy of the accounting and payments made by the other Party. If such audit determines that payments are due to the appointing Party, the audited Party shall pay to the other Party any such additional amounts within *** (***) days of the date on which such auditor’s written report is delivered to the audited Party, unless such audit report is disputed, in which case the dispute shall be resolved in accordance with Article 12. If the auditor determines that the audited Party’s payments are in excess of those required under this Agreement, the appointing Party shall remit the difference to the audited Party of such amount within *** (***) days of the date on which such auditor’s report is delivered, unless such audit report is disputed, in which case the dispute shall be resolved in accordance with Article 12. Any such inspection of records shall be at the appointing Party’s expense unless such audit discloses an underpayment of any payment of more than *** percent (***%), in which case the audited Party shall bear the cost of such audit. All payments due shall bear interest calculated as set forth in Section 13.4 below.
     6.7 Foreign Currency Conversion. Payments made under this Agreement shall be payable in U.S. Dollars. The payments due and payable under Section 6.3 of this Agreement shall be computed for each calendar quarter with Foreign Currency Sales converted into U.S. Dollars using Mundipharma’s standard accounting procedures, consistently applied, which as of the Effective Date is calculated at the average of the daily foreign exchange mid-range rates, as quoted in the Bloomberg Financial Network (or another publication as notified by Mundipharma to BioCryst in writing), for such calendar quarter.
     6.8 Nature of Payments. All payments made hereunder shall be nonrefundable and noncreditable.
     6.9 Payments to Third Parties. BioCryst shall maintain the Pre-Existing Third Party License at its own cost. In the event that a final court order or other binding order or ruling requires the payment of a royalty or other payment to a Third Party patent holder in respect of sales of the Licensed Products in the Territory (other than pursuant to the Pre-Existing Third Party License), Mundipharma shall pay such royalty or other payments in exchange for a grant of all licenses from such Third Party necessary to make, have made, use, offer for sale, sell or import Licensed Products in the Territory, with such royalty or other payment to be shared with BioCryst in accordance with Section 8.4.
ARTICLE 7 — TRADEMARK AND DOMAIN NAMES
     7.1 Use of Trademark and BioCryst Logo.
          7.1.1 Trademark. Unless otherwise set forth herein, the Licensed Products shall be advertised, marketed, distributed and sold by Mundipharma or its Associates only under the Trademark and the company logos of Mundipharma and its Associates. The Trademark shall appear on all Promotional Literature in a form and manner to be agreed by the Parties, but in all events shall be prominently displayed.
          7.1.2 BioCryst Logo. BioCryst’s company logo (the “BioCryst Logo”) shall appear on all Promotional Literature in a form and manner to be agreed upon by the Parties. The BioCryst Logo is and shall remain the sole property of BioCryst or its Associates, and BioCryst hereby grants to Mundipharma during the Term of this Agreement a limited non-exclusive, royalty-free right to use the BioCryst Logo on Promotional Literature in the Field in the Territory. BioCryst shall be responsible, at its sole cost, for registration, maintenance, renewal and defense of the BioCryst Logo in the Territory in its sole discretion.
     7.2 Right to Use Trademark. In performing its obligations pursuant to this Agreement, Mundipharma shall have the exclusive right to use the Trademark in connection with the Development and Commercialization of the Licensed Products in the Territory. Mundipharma acknowledges that (i) BioCryst is the sole and exclusive owner of the Trademark and the BioCryst Logo and all combinations, forms and derivatives thereof that may hereafter be approved by BioCryst for use by Mundipharma or its Associates hereunder, (ii) Mundipharma’s right to use the Trademark shall be governed exclusively by this Agreement, and (iii) all goodwill from use of the Trademark and the BioCryst Logo by Mundipharma or its Associates shall inure solely to the benefit of BioCryst. Mundipharma further acknowledges the value of the goodwill associated with the Trademark and acknowledges that the Trademark, the BioCryst Logo, and all the rights therein, and goodwill attached thereto, belong exclusively to BioCryst. Mundipharma shall cooperate reasonably and in good faith with BioCryst, at BioCryst’s cost, for the purpose of securing, preserving and protecting BioCryst’s rights in and to the Trademark in those jurisdictions set out in Schedule 7.2 hereto which are part of Mundipharma’s Territory, but for purposes clarity, Mundipharma shall have no obligations with respect to those jurisdictions set out in Schedule 7.2 that are not part of Mundipharma’s Territory. Mundipharma shall not use the Trademark except on the Promotional Literature in accordance with this Agreement, and shall use the Trademark strictly in compliance with all applicable laws. Mundipharma shall duly display all other notices with respect to the Trademark on the Promotional Literature, as are or may be required by the trademark laws and regulations applicable in each applicable jurisdiction. BioCryst shall be responsible for paying the costs for prosecuting the Trademark in those jurisdictions set forth on Schedule 7.2 hereto.

     7.3 New Territory. Before launching the Licensed Products in any jurisdiction of the Territory not listed on Schedule 7.2 hereto (“New Territory”), Mundipharma will notify BioCryst of Mundipharma’s intention to launch the Licensed Products in such New Territory in sufficient time for BioCryst to make any and all necessary or appropriate filings for trademark or other protection in the New Territory. BioCryst will make such filings as BioCryst, in its sole discretion, deems appropriate. Mundipharma will fully cooperate with BioCryst as BioCryst may request in furtherance of BioCryst’s application, prosecution, registration, or maintenance of any such filings. If BioCryst notifies Mundipharma that BioCryst declines to file, maintain, or renew an application or registration in any New Territory (such notice to be given by BioCryst to Mundipharma within 30 days of receipt of Mundipharma’s notice), Mundipharma will be entitled to file, maintain, and/or renew such applications or registrations at Mundipharma’s expense, in its own name. Upon expiration or termination of this Agreement, the provisions of Section 11.3.5 shall apply to the assignment of Mundipharma’s right, title and interest in and to such Trademarks to BioCryst.
     7.4 Secondary Marks. Should Mundipharma discover that the laws or regulations of any country of the Territory prohibit the use of the Trademark in that country, or if the JCC reasonably determines that such use of the Trademark would be commercially unattractive in any country of the Territory (e.g. due to the meaning of the Trademark in another language), Mundipharma will choose a new trademark, which shall be reasonably acceptable to BioCryst (each such new trademark a "Secondary Mark”, and collectively the “Secondary Marks”) under which to Develop and Commercialize the Licensed Products. Mundipharma will be entitled to and obligated to file, maintain, and/or renew an application or registrations for such Secondary Marks at Mundipharma’s expense, in its own name in such country(ies) of the Territory. Upon expiration or termination of this Agreement, the provisions of Section 11.3.5 shall apply to the assignment of Mundipharma’s right, title and interest in and to such Secondary Marks to BioCryst. Unless otherwise specified in this Agreement, the parties agree that all rights of BioCryst and all obligations of Mundipharma under this Agreement with respect to the Trademark shall be extended to also apply to all Secondary Marks.
     7.5 Obligation to Enter into Trademark License. If required by BioCryst, Mundipharma or its Associates shall enter into an appropriate Trademark license mutually agreed by the Parties to permit and regulate the use of the Trademarks by Mundipharma in the Territory in accordance with Section 7.2.
     7.6 New Trademarks. In the event that BioCryst applies for the registration of or has available an additional or alternative trademark for use in connection with the Licensed Products in the Territory, BioCryst shall promptly offer to Mundipharma such additional or alternative trademark for use in connection with the Licensed Products, provided that the JSC agrees that such additional or alternative trademark should be used in connection with the Licensed Products in the Territory. If the JSC so agrees, such additional or alternative trademark shall be included within the meaning of the term “Trademarks”. Mundipharma will upon request and at BioCryst’s cost render to BioCryst all reasonable assistance, in the obtaining of such registration in the Territory and shall do all acts and execute all documents necessary for obtaining or vesting registration in the name of BioCryst or its designee.
     7.7 Property in Trademark and Payment of Fees. The Trademark is and shall remain the sole property of BioCryst or its Associates. BioCryst or its Associates shall pay all fees falling due on the renewal of the Trademark in the jurisdictions of the Territory set out on Schedule 7.2 hereto and in any New Territory in which BioCryst registers the Trademark pursuant to Section 7.3. Each Party will fully cooperate with the other Party as the other Party may request in furtherance of such other Party’s application, prosecution, registration, or maintenance of any filings for the Trademark and all Secondary Marks throughout the Territory.
     7.8 Domain Names. Mundipharma may and upon written agreement by BioCryst (which shall not be unreasonably withheld), at its expense, apply for, acquire, register, maintain and use in the Territory any domain names specific to countries in the Territory that incorporate the Trademark or are used primarily in connection with the Licensed Products, provided that Mundipharma shall transfer ownership of any such domain name registrations to BioCryst upon expiration or termination of this Agreement under Sections 11.2.1 or 11.2.3.3 at Mundipharma’s reasonable, documented cost of acquiring and maintaining such domain name registrations and transferring such domain names to BioCryst, except in the event of termination under Sections 11.2.3.2 or 11.2.3.3, in which case Mundipharma shall make such transfer free of charge to BioCryst. For the avoidance of doubt, any domain name registrations for Mundipharma corporate websites that include as part of the website content the Trademark shall not be transferred to BioCryst on expiration or termination, but Mundipharma shall promptly remove all references to the Trademark and the Licensed Products from such Mundipharma websites on expiration or termination of this Agreement.
     7.9 Infringement. With regard to all jurisdictions listed on Schedule 7.2 including any New Territory in which an application is filed or registration is obtained in BioCryst’s name, Mundipharma agrees to notify BioCryst of any conduct on the part of Third Parties that it deems to be a potential infringement, violation, or an act of unfair competition or dilution of the Trademark. For all territories in which BioCryst is the owner of the Trademark, BioCryst will have the first right, in its sole discretion and at its expense, to take whatever action it deems commercially appropriate to stop such infringement, including the bringing of an action for infringement or dilution of the Trademark or for unfair competition with respect thereto. BioCryst will exclusively control the prosecution or settlement of any such action and will bring such action in the name of BioCryst only or in the name of both BioCryst and Mundipharma, as it deems appropriate. Mundipharma agrees, at BioCryst’s expense, to cooperate with BioCryst in any action and to provide BioCryst with all information and materials reasonably requested by BioCryst. BioCryst will have the right to retain any monetary proceeds, damages, and other relief awarded in any such action or settlement thereof.
     7.10 Step-In. If BioCryst notifies Mundipharma in writing that it is not taking any such action (such notice to be provided within 30 days of BioCryst’s receipt of Mundipharma’s notice) or if BioCryst fails to commence to take appropriate action to stop such infringement within 30 days of BioCryst’s receipt of Mundipharma’s notice, then and only then will Mundipharma have the right, at its expense, following prior written notice to BioCryst, to take whatever action is necessary to stop such infringement, including the bringing of an action for infringement or dilution of the Trademark or for unfair competition with respect thereto. Mundipharma will exclusively control the prosecution or settlement of any such action and will bring such action in the name of both BioCryst and Mundipharma. BioCryst agrees, at Mundipharma’s expense, to cooperate with Mundipharma in any such action and provide Mundipharma with all information and materials reasonably requested by Mundipharma. Mundipharma will have the right to retain any monetary proceeds, damages, and other relief awarded in any such action or settlement thereof.
ARTICLE 8 — LITIGATION, PATENT PROSECUTION AND ROYALTY OFFSET
     8.1 Litigation.
          8.1.1 Each Party shall promptly notify the other in writing (i) of any suspected or threatened infringement of a BioCryst Patent or a Mundipharma Patent by a Third Party in the Territory and in the Field, (ii) of any known or suspected unauthorized use or misappropriation by a Third Party of any BioCryst Know-How or any Mundipharma Know-How in the Territory and in the Field; and (iii) of any assertion or claim of alleged patent infringement by Mundipharma or its Associates with respect to the Development, Commercialization, manufacture, use, sale, offer for sale or importation of the Compound or the Licensed Products in the Territory, and shall provide the other Party with all evidence in its possession that tends to prove the Third Party infringement or unauthorized use or misappropriation described in clauses (i) or (ii); or that tends to negate the alleged infringement described in clause (iii); in the case of each of clauses (i), (ii) and (iii), to the extent such Party becomes aware of it.
          8.1.2 BioCryst shall promptly advise Mundipharma of any events in the United States or Canada of which BioCryst becomes aware that may have a material bearing on the validity or enforceability of the BioCryst Patents in the Field and in the Territory and shall inform Mundipharma of BioCryst’s plan, if any, to commence proceedings or to take other appropriate action in response to such events. BioCryst shall consider Mundipharma’s advice and comments in good faith.

          8.1.3 If Mundipharma or any of its Associates becomes a party to a suit by a Third Party in any country of the Territory and it is alleged in the suit that Mundipharma’s or its Associate’s actions in the Territory with regard to Licensed Products infringe the Third Party’s intellectual property rights, then until such litigation is concluded, ***% of the royalties from said country that may accrue after the institution of such suit shall be paid to BioCryst, and the other ***% of such royalties shall be placed in a separate fund hereinafter referred to as a “Defense Fund”. Mundipharma may draw against such Defense Fund to satisfy therefrom all of the reasonable expenses of defending such suit as well as any damages that might be awarded or agreed upon. Any monies that accrue in the Defense Fund that are not required to satisfy such expenses and/or damages and/or agreed settlement in such litigation shall be paid to BioCryst within *** (***) days after the non-appealable conclusion of such litigation.
          8.1.4 Within a period of *** (***) days after Mundipharma provides or receives written notice under 8.1.1 (“Decision Period”), Mundipharma, in its sole discretion, shall decide whether or not to initiate a suit or take other appropriate action in the Field and in the Territory and shall notify BioCryst in writing of its decision (“Suit Notice”). The Suit Notice shall provide a description of the suit or action contemplated by Mundipharma and shall provide details concerning the causes of action and grounds therefore.
          8.1.5 ***.
          8.1.6 Upon written request, the Party bringing suit or taking action in the Territory and in the Field (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.
          8.1.7 The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of a suit or action initiated by Mundipharma shall be divided *** percent (***%) to Mundipharma, *** percent (***%) to BioCryst, and *** (***%) to licensors under the Pre-Existing Third Party License after Mundipharma deducts from the damages, settlement fees or other consideration received its actual counsel fees and out-of-pocket expenses. Any damages, settlement fees or other consideration received as a result of a suit or action initiated by BioCryst shall be divided *** percent (***%) to BioCryst, *** percent (***%) to Mundipharma and *** (***%) to licensors under the Pre-Existing Third Party License after BioCryst deducts from the damages, settlement fees or other consideration received its actual counsel fees and out-of-pocket expenses.
          8.1.8 If the Initiating Party believes it reasonably necessary, upon written request the other Party shall join as a Party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being named a Party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.
          8.1.9 When Mundipharma is the Initiating Party, Mundipharma shall not settle, consent to judgment or otherwise voluntarily dispose of the suit or action without the prior written consent of BioCryst, which consent shall not be unreasonably withheld. When BioCryst is the Initiating Party, BioCryst shall not settle, consent to judgment or otherwise voluntarily dispose of the suit or action without discussing such action with Mundipharma and considering any objection by Mundipharma in good faith.
     8.2 Patent Prosecution.
          8.2.1 BioCryst shall prepare, file, prosecute and maintain (hereinafter “Patent Activities”) the BioCryst Patents in the Territory, and Mundipharma shall reimburse BioCryst for its reasonable expenses incurred after the Effective Date in relation thereto (including, but not limited to, official patent office fees, attorney fees, and out-of-pocket expenses). BioCryst shall consult with Mundipharma as to the Patent Activities, and shall furnish to Mundipharma copies of all substantive documents relevant to the Patent Activities for the BioCryst Patents, all in sufficient time (at least one week) before any action by BioCryst is due, to allow Mundipharma to provide comments thereon. BioCryst shall consider Mundipharma’s comments in good faith. Mundipharma shall cooperate with BioCryst in all reasonable ways in connection with the Patent Activities for the BioCryst Patents.
          8.2.2 Mundipharma shall conduct the Patent Activities in respect of the Mundipharma Patents at its own expense in the Territory. Mundipharma shall consult with BioCryst as to the Patent Activities for the Mundipharma Patents, and shall furnish to BioCryst copies of all substantive documents relevant to the Patent Activities for the Mundipharma Patents, all in sufficient time (at least one week) before any action by Mundipharma is due, to allow BioCryst to provide comments thereon. Mundipharma shall consider BioCryst’s comments in good faith. BioCryst shall cooperate with Mundipharma in all reasonable ways in connection the Patent Activities for the Mundipharma Patents.
     8.3 Registration of Patent License. Upon request of either Party, the Parties shall enter into an appropriate memorandum of this license mutually agreed by the Parties which shall be recorded, as required or appropriate, in the patent or governmental office of any country or countries in the Territory in which either Party has a patent pending or granted.
     8.4 Royalty Offset. If Mundipharma shall be subject to a final court or other binding order or ruling requiring the payment of a royalty or other payment to a Third Party holding patents to the Compound itself, but not to formulations of the Compound or methods of use or administration, or if the parties mutually agree in good faith that it is in the parties’ best commercial interests to settle a Third Party patent infringement proceeding initiated against Mundipharma or its Associates in the Territory on the basis of patents to the Compound itself, but not formulations of the Compound or methods of use or administration, by taking a license from a Third Party patent holder in any country in exchange for a royalty or other payment in respect of sales of the Licensed Products, then the amount of Mundipharma’s royalty payments to BioCryst under Section 6.3 with respect to Net Sales shall be reduced by the amount of the royalty or other payment made to such Third Party patent holder pursuant to such order, ruling or license, but in no event shall such reduction exceed *** percent (***%) of such royalties payable to BioCryst.
ARTICLE 9 — REPRESENTATIONS AND WARRANTIES
     9.1 BioCryst’s Representations and Warranties. BioCryst hereby represents and warrants the following to Mundipharma as of the Effective Date:
          9.1.1 BioCryst is a company duly organized, validly existing, and in good standing under the laws of Delaware, with its principal place of business as indicated in the preamble of this Agreement. BioCryst (i) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (iii) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (iv) is in compliance with its instrument of corporate formation and by-laws or similar corporate governance rules.
          9.1.2 The execution, delivery and performance of this Agreement by BioCryst and all instruments and documents to be delivered by BioCryst hereunder (i) are within its corporate power; (ii) are not in contravention of any provision of its instrument of corporate formation and by-laws or similar corporate governance rules; (iii) to BioCryst’s knowledge do not violate any law or regulation or any order or decree of any court of governmental instrumentality; (iv) do not violate any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which such entity or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations under this Agreement; and (v) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority or any other Person, which has not been made or obtained previously, including any consent required under the Pre-Existing Third Party License (other than approvals required under the Regulatory Approvals required for the sale of Licensed Products and filings with regulatory authorities required in connection with Licensed Products).
          9.1.3 This Agreement has been duly executed and delivered by BioCryst and constitutes a legal, valid and binding obligation of BioCryst, enforceable against it in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies.
          9.1.4 To the knowledge of BioCryst, BioCryst has complied with all Legal Requirements in connection with the prosecution of the BioCryst Patents, including without limitation the duty of candor owed to any patent office under such laws, rules and regulations.
          9.1.5 BioCryst has the right to grant Mundipharma the rights and licenses described in this Agreement.
          9.1.6 BioCryst has not granted any rights with respect to (i) the Compound or the Licensed Products in the Territory, or (ii) the BioCryst Patents or the BioCryst Know-How in the Field in the Territory, in each case to any person or entity other than Mundipharma.
          9.1.7 There are no claims or investigations pending or threatened against BioCryst or any of its Associates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement that would materially adversely affect BioCryst’s ability to perform its obligations hereunder or thereunder.
          9.1.8 Neither BioCryst nor any of its Associates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of BioCryst’s obligations hereunder. Neither BioCryst nor any of its Associates will enter into any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of BioCryst’s obligations hereunder.
          9.1.9 No employee of BioCryst has been debarred or is the subject of debarment proceedings by any Regulatory Authority. BioCryst shall not use in connection with its performance of its obligations or duties or its exercise of its rights under this Agreement (including, without limitation, the Development of any Licensed Products) any employee, consultant or investigator that has been debarred or the subject or debarment proceedings by any Regulatory Authority.
          9.1.10 To the knowledge of BioCryst, in accordance with the terms hereof, BioCryst has not received written notice that the exercise of Mundipharma’s rights granted under this Agreement infringes any Third Party intellectual property rights, and to the knowledge of BioCryst, without inquiry or investigation, the exercise of Mundipharma’s rights granted under this Agreement, in accordance with the terms hereof, will not infringe or conflict with any Third Party intellectual property rights.
          9.1.11 All material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the BioCryst Patents and the Trademark within the U.S. have been paid, except as would not have a material adverse effect on Mundipharma’s rights hereunder.
          9.1.12 BioCryst has allowed, and will continue to allow, Mundipharma access to all material information in its possession or control (i) containing the results of all preclinical testing and human clinical testing of Licensed Product in its possession or control and (ii) concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Product.

          9.1.13 there is no action or proceeding related to, nor has BioCryst received any written notice of termination under, the Pre-Existing Third Party License, and to the knowledge of BioCryst, BioCryst is not in default of any material obligation under the Pre-Existing Third Party License;
          9.1.14 BioCryst has not licensed or granted any rights in connection with BCX-4208 to any Third Party in the Field, and BioCryst is under no contractual or other obligation to develop BCX-4208 in the Field;
          9.1.15 BioCryst has not licensed or granted any rights in connection with the Compound or the Licensed Products to any Third Party outside the Field, and BioCryst is under no contractual or other obligation to develop the Compound or the Licensed Products outside the Field.
BioCryst acknowledges that Mundipharma is relying, and is entitled to rely, on the foregoing representations, warranties and covenants.
     9.2 Mundipharma’s Representations and Warranties. Mundipharma hereby represents and warrants the following to BioCryst as of the Effective Date:
          9.2.1 Mundipharma (i) is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda, with its principal place of business as indicated in the preamble of this Agreement; (ii) is duly qualified as a limited liability company and in good standing under the laws of each jurisdiction where ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on the financial condition of Mundipharma or the ability of Mundipharma to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of formation and limited liability company agreement.
          9.2.2 The execution, delivery and performance of this Agreement by Mundipharma and all instruments and documents to be delivered by Mundipharma hereunder: (i) are within the corporate power of Mundipharma; (ii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of Mundipharma; (iii) to the knowledge of Mundipharma will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (iv) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Mundipharma is a party or by which Mundipharma or any of its property is bound, which violation would have an adverse effect on the financial condition of Mundipharma or on the ability of Mundipharma to perform its obligations hereunder; and (v) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously (other than approvals required under the Regulatory Approvals required for the sale of Licensed Products and filings with regulatory authorities required in connection with Licensed Products).
          9.2.3 This Agreement has been duly executed and delivered by Mundipharma and constitutes a legal, valid and binding obligation of Mundipharma, enforceable against Mundipharma in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies.
          9.2.4 There are no claims or investigations pending or threatened against Mundipharma or any of its Associates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement that would materially adversely affect Mundipharma’s ability to perform its obligations hereunder or thereunder.

          9.2.5 Neither Mundipharma nor any of its Associates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Mundipharma’s obligations hereunder. Neither Mundipharma nor any of its Associates will enter into any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Mundipharma’s obligations hereunder.
          9.2.6 No employee of Mundipharma has been debarred or is the subject of debarment proceedings by any Regulatory Authority. Mundipharma shall not use in connection with its performance of its obligations or duties or its exercise of its rights under this Agreement (including, without limitation, the Development of any Licensed Products) any employee, consultant or investigator that has been debarred or the subject or debarment proceedings by any Regulatory Authority.
          9.2.7 Mundipharma (and its Associates) does not currently own or control rights underlying any PNP Inhibitor, and currently has no current plans to develop or acquire any PNP Inhibitor other than the Compound.
     9.3 Mundipharma represents and covenants that it has received all information that it or any of its Associates has specifically requested from BioCryst with respect to the transactions contemplated hereby, and has had a reasonable opportunity to ask questions of BioCryst and its representatives; and BioCryst has answered all inquiries made by Mundipharma, its Associates and their representatives. Each Party has had the opportunity to verify the accuracy of the representations and warranties of the other Party and evaluate the merits and risks of the transactions as contemplated by this Agreement. Furthermore, (i) no oral representations or warranties have been made by BioCryst to Mundipharma upon which Mundipharma is relying in connection with the transactions contemplated by this Agreement; (ii) no oral representations or warranties have been made by Mundipharma to BioCryst upon which BioCryst is relying in connection with the transactions contemplated by this Agreement; (iii) no written representations or warranties have been made by BioCryst to Mundipharma upon which Mundipharma is relying in connection with the transactions contemplated by this Agreement, other than as set forth in this Agreement; (iv) no written representations or warranties have been made by Mundipharma or any of its Associates to BioCryst upon which BioCryst is relying in connection with the transactions contemplated by this Agreement, other than as set forth in this Agreement and in the Guarantees from Mundipharma’s Associates in the form of Schedule 5.6; (v) no oral or written information furnished to Mundipharma or Mundipharma’s representatives in connection with the transactions contemplated by this Agreement were in any way inconsistent with the representations and warranties of BioCryst in this Agreement; and (vi) no oral or written information furnished to BioCryst or BioCryst’s representatives in connection with the transactions contemplated by this Agreement were in any way inconsistent with the representations and warranties of Mundipharma in this Agreement.
     9.4 EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF COMPOUND AND LICENSED PRODUCTS. SPECIFICALLY, (i) BIOCRYST MAKES NO OTHER REPRESENTATIONS OR WARRANTIES IN RELATION TO THE BIOCRYST PATENTS, THE BIOCRYST KNOW-HOW, THE COMPOUND (INCLUDING COMPOUND AND LICENSED PRODUCTS SUPPLIED HEREUNDER), THE TRADEMARK OR THE LICENSED PRODUCTS, AND (ii) MUNDIPHARMA MAKES NO OTHER REPRESENTATIONS OR WARRANTIES IN RELATION TO THE MUNDIPHARMA PATENTS, THE MUNDIPHARMA KNOW-HOW, ANY SECONDARY TRADEMARKS, THE COMPOUND OR THE LICENSED PRODUCTS. BIOCRYST SHALL HAVE NO LIABILITY WHATSOEVER ARISING OUT OF OR RELATING TO COMPOUND OR LICENSED PRODUCTS SUPPLIED TO MUNDIPHARMA HEREUNDER.
ARTICLE 10 — INDEMNITY AND PRODUCT LIABILITY
     10.1 Indemnification and Defense by Mundipharma. Mundipharma shall, at its sole expense, indemnify, defend and hold harmless BioCryst, its licensors under the Pre-Existing Third Party

License, Associates and its or their respective officers, directors, agents and employees (the “BioCryst Indemnitees”) against any Third Party Claim arising out of or resulting from (i) gross negligence or willful misconduct by Mundipharma, its Associates or sublicensees, and/or (ii) Licensed Products manufactured, imported, marketed, distributed or sold by or on behalf of Mundipharma or its Associates, or sublicensees, and all activities related thereto.
     10.2 Indemnification and Defense by BioCryst. BioCryst shall, at its sole expense, indemnify, defend and hold harmless Mundipharma, its Associates and its or their respective officers, directors, agents and employees (the “Mundipharma Indemnitees”) against any Third Party Claim arising out of or resulting from (i) gross negligence or willful misconduct by BioCryst, its Associates or sublicensees (other than Mundipharma), and/or (ii) Licensed Products manufactured, imported, marketed, distributed or sold by or on behalf of BioCryst or its Associates, or sublicensees (other than Mundipharma or its Associates), and all activities related thereto.
     10.3 Defense Procedures. BioCryst and Mundipharma shall notify each other promptly in writing upon learning of any Third Party Claim in respect of which indemnification may be sought under Section 10.1 or Section 10.2, as the case may be. The indemnifying Party shall actively defend against (or settle if appropriate) every Third Party Claim using counsel approved by the indemnified Party, such approval not to be unreasonably withheld or delayed, shall promptly inform the indemnified Party and its attorneys of all developments concerning the indemnified Party and shall generally consult with the indemnified Party regarding the strategy of the defense of any Third Party Claim. To the extent allowed by law, the BioCryst Indemnitees and the Mundipharma Indemnitees, as the case may be, shall reasonably cooperate with the indemnifying Party in defending or settling any such Third Party Claim. No settlement of any Third Party Claim for which indemnification is sought, shall be made without the prior written approval of the indemnifying Party. The indemnifying Party will have sole control over the defense and/or settlement, subject to the BioCryst Indemnitees’ and the Mundipharma Indemnitees’, as the case may be, right to select and use their own counsel at their sole cost and expense.
     10.4 Insurance. Each Party shall obtain and shall, as long as such Party, directly or indirectly, is Developing, Commercializing, manufacturing, marketing, testing or distributing the Licensed Products and for at least *** (***) years thereafter, maintain at such Party’s sole cost and expense product liability insurance, or shall set up, at its sole cost and expense, a self insurance arrangement, and such insurance shall meet the following requirements:
          10.4.1 the insurance shall insure such Party against all liability related to the Licensed Products (whether that Party’s liability arises from its own conduct, that of its Associates, sublicensees or distributors or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and
          10.4.2 the insurance shall have a minimum limit of *** U.S. Dollars ($***) per occurrence with an annual aggregate limit of not less than *** U.S. Dollars ($***).
Each Party shall provide the other with a Certificate of Insurance evidencing such insurance coverage upon the request of the other Party. Each Party shall be entitled to substitute a program of self-insurance for all or a part of such Party’s Third Party insurance required hereunder at its sole option.
     10.5 Survival. Neither the expiration nor termination of this Agreement shall in any way affect the provisions of this Article 10 or relieve or discharge any Party with respect thereto. The Parties understand and agree that the representations, warranties, covenants and agreements, including without limitation those set forth in this Article 10, shall survive without limitation.
     10.6 Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, SUFFERED BY BIOCRYST OR MUNDIPHARMA,

RESPECTIVELY, UNDER THIS AGREEMENT, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM WHICH IS INDEMNIFIABLE HEREUNDER, AND (B) IN THE EVENT OF AN INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY BIOCRYST OR MUNDIPHARMA OR THEIR RESPECTIVE AFFILIATES (AS THE CASE MAY BE) OF THIS AGREEMENT.
ARTICLE 11 — TERM AND TERMINATION
     11.1 Term.
          11.1.1 This Agreement shall commence on and as of the Effective Date and shall continue for the Commercial Life of the Licensed Products, unless terminated earlier as set forth below (the “Term”). As used in this Section 11.1.1, “Commercial Life” shall mean as long as there is any Development or Commercialization of the Licensed Products in the Territory by Mundipharma, its Associates or its permitted Third Party sublicensees or distributors.
     11.2 Termination by Parties.
          11.2.1 By Either Party. Either Party may terminate this Agreement immediately on written notice to the other Party in the event that the Pre-Existing Third Party License expires.
          11.2.2 Termination by BioCryst. BioCryst may terminate this Agreement as follows:
11.2.2.1 If Mundipharma is generally unable to meet its debts when due, or makes a general assignment for the benefit of creditors, or there shall have been appointed a receiver, trustee or other custodian for Mundipharma for all or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against Mundipharma in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of Mundipharma or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Legal Requirements, and any such event (other than any such event which shall have been instituted by Mundipharma) shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then BioCryst may, upon notice to Mundipharma, terminate this Agreement.
11.2.2.2 BioCryst may notify Mundipharma that a Material Default by Mundipharma has occurred, in which case BioCryst may terminate this Agreement, without prejudice to Mundipharma’s right to dispute the notified Material Default in accordance with the dispute resolution procedures set out in Article 12 and Schedule C. For purposes of example and not limitation, Mundipharma’s challenge or any Third Party acting on behalf of Mundipharma to the validity or enforceability of or opposition to any BioCryst Patents shall be deemed to be a Material Default of this Agreement and shall give rise to BioCryst’s right to terminate this Agreement pursuant to this Section 11.2.2.2.
          11.2.3 Termination by Mundipharma. Mundipharma may terminate this Agreement as follows:
11.2.3.1 If BioCryst is generally unable to meet its debts when due, or makes a general assignment for the benefit of creditors, or there shall have been appointed a receiver, trustee or other custodian for BioCryst for all or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against BioCryst in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of BioCryst or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Legal Requirements, and any such event (other than any such event which shall have been instituted by BioCryst) shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then Mundipharma may, upon notice to Mundipharma, terminate this Agreement.
11.2.3.2 Mundipharma may notify BioCryst that a Material Default by BioCryst has occurred, in which case Mundipharma may terminate this Agreement, without prejudice to BioCryst’s right to dispute the notified Material Default in accordance with the dispute resolution procedures set out in Article 12 and Schedule C.
11.2.3.3 Mundipharma may, in its sole discretion upon sixty (60) days’ prior written notice to BioCryst, terminate this Agreement; provided that Mundipharma shall pay to BioCryst the applicable Payments, Royalties and Out-of-Pocket Development Costs accruing on or prior to the termination date, and will also reimburse BioCryst for all then-committed uncancelable Third Party costs and expenses accruing for a period of six (6) months after termination, other than Third Party costs and expenses accruing in any Independent Trials then being conducted by or on behalf of BioCryst or its Associates.
11.2.3.4 Mundipharma may terminate this Agreement immediately on written notice to BioCryst in the event that a Regulatory Approval in the Territory or other Regulatory Approval anywhere in the world is cancelled, withdrawn or suspended as a result of a serious safety issue of the Licensed Products.
11.2.3.5 Mundipharma may terminate this Agreement immediately on written notice to BioCryst in the event that the Pre-Existing Third Party License terminates. ***.
     11.3 Rights and Obligations of Parties upon Term Expiration or Termination.
          11.3.1 Any termination (i) shall be without prejudice to a Party’s right to damage or legal redress that a Party hereto may be entitled to for any breach or Material Default of this Agreement, provided that neither Mundipharma nor BioCryst will incur any liability to the other Party by rightfully terminating this Agreement as provided in Section 11.2, whether for loss of goodwill, anticipated profits or otherwise, (ii) shall not release a Party hereto from any indebtedness, liability or other obligation incurred hereunder by such Party prior to the date of termination or expiration, (iii) shall allow both parties to immediately exercise their audit rights under Section 6.4 whether or not such Party had already exercised such rights in that calendar year, and (iv) shall be without prejudice to a Party’s right to dispute the existence of a Material Default notified by the other Party as the basis for termination, in which event the termination of this Agreement shall be held in abeyance pending the outcome of the dispute resolution procedures set out in Article 12.
          11.3.2 In case of termination of this Agreement, each Party shall promptly pay to the other Party all amounts due. To the extent not otherwise required by Legal Requirements, in the event of termination under Sections 11.2.1, 11.2.2, 11.2.3.3, 11.2.3.4 and 11.2.3.5, Mundipharma shall use all reasonable efforts to return to BioCryst all documents (including copies) of any kind concerning the Compound or the Licensed Products received from BioCryst and shall promptly, diligently and continuously provide to BioCryst all assistance reasonably necessary in order assist BioCryst in transitioning all aspects of the Parties’ relationship hereunder, including but not limited to all work in progress, regulatory submissions, Mundipharma Patents and Mundipharma Know-How.

          11.3.3 In case of termination of this Agreement under Sections 11.2.1, 11.2.2, 11.2.3.3, 11.2.3.4 and 11.2.3.5, the licenses set forth in Article 2 shall terminate, and Mundipharma shall and does, at no cost to BioCryst, hereby promptly assign to BioCryst all of its right, title and interest in and to the Mundipharma Know-How and Mundipharma Patents. In case of termination under Sections 11.2.3.1 and 11.2.3.2, the licenses set forth in Article 2 shall terminate, and Mundipharma shall transfer and otherwise assign the Mundipharma Know-How and/or Mundipharma Patents upon payment by BioCryst of such reasonable remuneration as the Parties agree.
          11.3.4 In case of termination of this Agreement by BioCryst under Section 11.2.2, or by Mundipharma under Sections 11.2.3.3, 11.2.3.4 or 11.2.3.5, Mundipharma shall promptly assign all right, title and interest in and to its Independent Data to BioCryst free of charge. In case of termination of this Agreement for any other reason, Mundipharma will assign all right, title and interest in and to Mundipharma’s Independent Data upon Mundipharma’s receipt of BioCryst’s payment of fifty percent (50%) of Mundipharma’s Out-of-Pocket Development Costs incurred in Developing such Independent Data, and unless or until Mundipharma receives such payment, Mundipharma shall not be required to assign such Independent Data to BioCryst.
          11.3.5 In case of termination of this Agreement by BioCryst under Section 11.2.2 or termination by Mundipharma under Sections 11.2.3.3 or 11.2.3.4 Mundipharma shall promptly assign all of its Trademark applications or registrations in any New Territories and any Secondary Marks owned by Mundipharma to BioCryst free of charge. In case of termination for any reason other than under Sections 11.2.2, 11.2.3.3 or 11.2.3.4, Mundipharma will assign to BioCryst all right, title, and interest in and to any such Trademark applications or registrations and any Secondary Marks, including the goodwill symbolized thereby, promptly upon receipt of BioCryst’s payment of Mundipharma’s reasonable cost of acquiring, maintaining and transferring such Trademark applications or registrations and any Secondary Marks.
          11.3.6 Within *** (***) Business Days from the date of notice of termination of this Agreement under Sections 11.2.1, 11.2.2, 11.2.3.3 and 11.2.3.4, Mundipharma shall commence all action necessary or advisable to transfer to BioCryst or such entity as BioCryst may designate, all rights, contracts, applications and authorizations specifically relating to the Licensed Products which are then held by Mundipharma or its Associates in the Territory, including those of any Regulatory Authority, reasonably required by BioCryst or its designee to make, use and sell the Licensed Products and the Compound in the Territory. Mundipharma’s obligation hereunder shall include, but not be limited to, the execution and delivery of all necessary documents in form reasonably acceptable to BioCryst in order to complete and fully implement the definitive transfer and assignment thereof to BioCryst, and to register all such transfers to BioCryst with a Regulatory Authority of all such rights, applications and/or authorizations, including but not limited to all IND and NDA applications and Marketing Authorizations. Such transfer shall be made free of charge to BioCryst, except as set forth in Section 11.3.10.
          11.3.7 The Parties hereby agree that as soon as any transfer pursuant to Section 11.3.6 of all rights, applications and authorizations has been registered with a Regulatory Authority, BioCryst or its designee will be the sole owner of said rights, applications and authorizations other than any Mundipharma technical information, Mundipharma Know-how, or improvements, Mundipharma patents or patent applications developed by Mundipharma, which do not constitute Mundipharma Know-How or Mundipharma Patents.
          11.3.8 In case of termination of this Agreement under Sections 11.2.1, 11.2.2, 11.2.3.3 11.2.3.4 and 11.2.3.5, subject to BioCryst making any payments required to be made to Mundipharma pursuant to Sections 11.3.3, 11.3.4 and 11.3.5, the intent of the Parties is that all rights and authorizations specifically relating to the Licensed Products, the Compound, the Mundipharma Know-How, the Mundipharma Patents, the BioCryst Know-How, the BioCryst Patents, the Trademark, Secondary Marks, and all intellectual property rights therein and ownership thereof, be transferred or licensed to BioCryst in a manner so that there is no diminution of the Development or Commercialization of Licensed Products. Mundipharma agrees, and will cause its Associates, or anyone acting in concert with Mundipharma, to ensure that all assignments and other actions necessary in order to effectuate the foregoing are promptly completed and that neither Mundipharma nor its Associates shall submit any IND application, or full NDA, or “Paper NDA”, or Abbreviated New Drug Application (ANDA) for the Compound or the Licensed Products.
          11.3.9 Promptly after notice of any termination, Mundipharma shall provide BioCryst with copies of all relevant Third Party sublicenses, agreements with clinical research organizations and other Third Party agreements relating to Licensed Products hereunder, and allow BioCryst *** (***) days from the date of such delivery to choose whether to assume any or all of such contracts to the extent allowed by the applicable contract or law. Mundipharma shall, subject to its ability to do so, assign to BioCryst those Third Party agreements BioCryst chooses to assume.
          11.3.10 If this Agreement is terminated pursuant to 11.2.3.2 as a result of BioCryst’s uncured Material Breach, then without prejudice to Sections 11.3.3. 11.3.4 and 11.3.5, BioCryst shall reimburse Mundipharma for Mundipharma’s reasonable out of pocket expenses incurred in the transfer of rights and documents required hereunder, which expenses shall be pre-approved by BioCryst before Mundipharma makes the transfers incurring such expenses.
          11.3.11 Upon termination of this Agreement, Sections 4.11, 4.12, 4.13, 5.1, 5.2, 6.2 (to the extent that the payment obligation accrues prior to termination), 6.3 (to the extent that the payment obligation accrues prior to termination), 6.4, 6.5, 6.6, 6.8, 9.4, 11.2.3.3 (to the extent that the Royalties, Payments and/or Out-of-Pocket Development Costs accrue prior to termination and the committed, uncancellable Third Party costs and expenses accrue during a period of no more than six months after the termination date) 11.3, 13.7, 13.8, 13.9, 13.13 and 13.16 and Articles 1, 10, and 12 (and the Exhibits attached thereto) shall survive without limitation.
ARTICLE 12 — DISPUTE RESOLUTION AND GOVERNING LAW
     12.1 Disputes. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties and/or their Associates, such dispute shall be referred to the respective executive officers of the Parties designated below, or their successors, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Mundipharma:	Regional Director, Europe

For BioCryst:	Chairman and CEO
     12.2 Dispute Resolution.
          12.2.1 Any dispute or claim arising out of or relating to this Agreement (other than with respect to patent, copyright, trademark or trade secret rights), or to the breach, termination, or validity of this Agreement, will be resolved as follows: the officers of each Party referred to in Section 12.1 above will meet to attempt to resolve such dispute by good faith negotiations. If such officers cannot resolve the dispute within *** days after a Party requests such a meeting, then each Party will attempt in good faith to settle the dispute by mediation pursuant to Section 12.2.2.
          12.2.2 The mediation of any dispute is to be administered by JAMS or such other mediator as may be mutually agreed to by the Parties. If mediation is unsuccessful within *** days after the Parties request mediation pursuant to this Section 12.2.2, the Parties may then resort to the alternative dispute resolution procedures set forth on Exhibit C.
          12.2.3 Notwithstanding anything to the contrary in Section 12.2.1 or 12.2.2, if either Party in its sole judgment believes that any such dispute could cause it irreparable harm, such Party (a)

will be entitled to seek equitable relief in order to avoid such irreparable harm, and (b) will not be required to follow the procedures set forth in Sections 12.2.1.
     12.3 Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of New York, without regard to its choice of law principles. The parties hereby irrevocably submit to the jurisdiction of the courts located in the County and State of New York.
ARTICLE 13 — MISCELLANEOUS
     13.1 BioCryst Sublicensees. Mundipharma acknowledges and agrees that BioCryst may carry out any of its obligations (or rights) hereunder through one or more sublicensees, Third Party contractors or subcontractors, provided that BioCryst shall at all times remain primarily responsible and liable for all such activities as if such activities had been undertaken by BioCryst, and provided that Mundipharma is notified in writing in advance of such delegation of obligations to any such sublicense, Third Party contractor or subcontractor.
     13.2 Covenants. Mundipharma covenants that, during the term of this Agreement, it shall carry out the Development and Commercialization of the Licensed Products and its other obligations and activities hereunder in accordance with (i) the terms of this Agreement, (ii) accepted applicable pharmaceutical industry codes of practice and (iii) applicable Legal Requirements. BioCryst covenants that, during the term of this Agreement, it shall carry out the Development of the Licensed Products and its other obligations and activities hereunder in accordance with (i) the terms of this Agreement, (ii) applicable pharmaceutical industry codes of practice, and (iii) applicable Legal Requirements.
     13.3 ***.
     13.4 Delay of payment. If either Mundipharma or BioCryst shall fail to make a timely payment pursuant to the terms of this Agreement, interest shall accrue on the past due amount at a rate of interest equal to the 30-day U.S. Dollar London Inter-Bank Offering Rate (“LIBOR”) in the case of payments denominated in U.S. Dollars as published in The Financial Times, effective for the date on which the payment was due; provided, that if such failure to pay continues for more than *** (***) days, the applicable rate of interest shall be the 30-day LIBOR rate effective for the date on which payment was due, plus *** percent (***%) for the entire period of delinquency. All interest due pursuant to this Section shall be computed on an actual/360 basis.
     13.5 Assignment. This Agreement shall not be assignable in part or in whole (by operation of law or otherwise) by any Party without the prior written consent of the other; provided, however, that BioCryst, without notice and at any time for any reason, may assign this Agreement in whole or in part to (i) any of its Associates who agree to be bound by the terms and conditions of this Agreement or (ii) any successor of BioCryst by merger or sale of all or substantially all of its business assets to which this Agreement relates, and provided further that Mundipharma, with the written consent of BioCryst, which consent shall not be unreasonably withheld, may assign this Agreement in whole or in part to any of its Associates with exactly the same or greater financial standing and resources as Mundipharma and who agree to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, it is understood that shortly after the Effective Date, Mundipharma wishes to assign this Agreement to a wholly owned subsidiary that at all times will remain a wholly owned subsidiary of Mundipharma. Mundipharma may, without BioCryst’s consent, assign all of its rights under this Agreement to such a wholly owned subsidiary provided that: (x) such subsidiary has an equivalent or better net worth and financial position as Mundipharma, (y) all Guarantees of this Agreement remain equally effective in protecting BioCryst (or new guarantees with the same terms are executed which are reasonably acceptable to BioCryst), (z) such subsidiary shall agree to be bound by the terms and conditions of this Agreement. This Agreement shall be binding on each Party’s permitted successors and assigns.
     13.6 Pre-Existing Third Party License. Mundipharma acknowledges and agrees that the terms of this Agreement are subject in all respects to the terms of the Pre-Existing Third Party License, which has been previously provided to Mundipharma. Mundipharma further agrees that (i) the licensors under the Pre-Existing Third Party License retained certain rights, which are not granted to Mundipharma hereunder; (ii) such licensors shall be deemed to be Third Party beneficiaries of this Agreement, entitled to enforce BioCryst’s rights hereunder; (iii) all Confidential Information provided to BioCryst hereunder may be shared with such licensors; and (iv) Mundipharma shall fully cooperate with BioCryst to assist BioCryst in complying with its obligations (including but not limited to recordkeeping and information sharing) under the Pre-Existing Third Party License. BioCryst agrees to update Mundipharma on the activities of BioCryst’s licensors under the Pre-Existing Third Party License, the U.S. government, the National Cancer Institute and the New Zealand Foundation for Research, Science and Technology in connection with the Compound to the extent that BioCryst is aware of such activities.
     13.7 Press releases and external communications. The Parties will issue the initial press release(s) attached hereto as Exhibit D on the Effective Date. Thereafter, neither Party shall issue press releases or make public announcements relating to this Agreement without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section shall impair either Party’s compliance with any requirements of the Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded; and, provided further, that BioCryst may issue external media and investor communications related to the transactions contemplated by this agreement if such external media communications are previously approved by Mundipharma, which approval shall not be unreasonably withheld or delayed. In connection with any filing by either Party of a copy of this Agreement with the Securities and Exchange Commission (or the national securities exchange or other stock market on which such Party’s securities are traded), the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information. Reasonably in advance of filing, the filing Party shall provide to the other Party a copy of the proposed filing and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the information for which the filing Party will seek to obtain confidential treatment. Notwithstanding the foregoing, BioCryst shall be entitled to make public disclosures regarding the status of Mundipharma’s Development work provided that no Confidential Information of Mundipharma is disclosed.
     13.8 Use of Name. Neither Party shall use the other Party’s name or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party. Notwithstanding the foregoing, Mundipharma agrees to prominently include on all packaging, labeling, inserts and other written materials relating to Licensed Products (collectively, “Product Materials”) that BioCryst is licensor of the Licensed Products, along with relevant BioCryst Patent numbers. BioCryst shall provide the text and style of the BioCryst company trademark to Mundipharma, and during the Term hereof hereby grants to Mundipharma a nonexclusive, limited right to use the BioCryst company trademark designated by BioCryst on such Product Materials.
          13.8.1 Publications. Any studies and results thereof related to the Compound or Licensed Products shall be published and/or disclosed solely after compliance with the terms of this Section 13.8.1. A Party that wishes to publish or present any studies or results thereof related to the Compound or the Licensed Products (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least *** (***) days (or at least *** days in the case of oral presentations) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused or delayed; and if such other Party notifies (“Notice”) the Publishing Party in writing, within *** (***) days after receipt of the copy of the proposed publication or presentation (or at least *** (***) days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) reasonably could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than *** (***) days from the date of the Notice.
     13.9 Notices. Any notices, requests, reports, approvals, designations, responses, or other communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing and shall be sufficiently given when made by prepaid registered or certified air mail delivered by or by an internationally reputable overnight courier addressed to the other at its address set forth below. Any such notice or communication may also be given by hand or telecommunicated. Either Party may by like notice specify an address to which notices and communications shall thereafter be sent. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a internationally reputable overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

In the case of BioCryst:	With a required copy to:
BioCryst Pharmaceuticals, Inc.	Proskauer Rose LLP
2190 Parkway Lake Drive	1585 Broadway
Birmingham, Alabama 35244	New York, New York 10036

Attention: Chairman and CEO	Attention: Daryn Grossman, Esq.

Facsimile No.: 205-444-4640	Facsimile No.: (212) 969-2900

In the case of Mundipharma:	With required copies to:
14 Par-la-Ville Road	Mundipharma International Limited
Hamilton HMJX Bermuda	Cambridge Science Park
Milton Road
Cambridge CB4 0GW
Attention: General Manager

Attention: (1) Managing Director, and
Facsimile No.: +1 809 292 1472	(2) Associate International General Counsel

Facsimile No.: +44 1223 424442
     13.10 Effect of Waiver. The waiver from time to time by either of the Parties of any of their respective rights or privileges or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights, privileges or remedies provided in this Agreement.
     13.11 Effect of Partial Invalidity. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable.

     13.12 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event (as defined below) and the non-performing Party promptly provides written notice to the other Party of such inability and of the period for which such inability is expected to continue. Such excused performance will be continued so long as the condition constituting a Force Majeure Event continues and the non-performing Party takes reasonable efforts to remove or cure the condition. For purposes of this Agreement, a Force Majeure Event means conditions caused by occurrences beyond the control of the Party affected, including an act of God, an act, pronouncement, omission or delay in acting by any Governmental Authority or Regulatory Authority or the other Party, war, an act of war, terrorism, insurrection, riot, civil commotion, epidemic, failure or default of public utilities or common carriers, shortages of raw materials or other supplies necessary for Mundipharma’s Third Party manufacturer to manufacture the Licensed Products, provided that in the event of such shortages Mundipharma shall use Commercially Reasonable Efforts to obtain supplies of such raw materials or other supplies from another Third Party supplier as soon as practicable, sabotage, labor strike, lockout, labor disturbance, embargo, fire, explosion, earthquake, flood, storm or like catastrophe (each a “Force Majeure Event”).
     13.13 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between them concerning the subject matter hereof, other than as are herein and therein set forth. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
     13.14 Status of Parties. The status of each Party hereunder is that of an independent contractor. No provision of this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers. Neither Party is, and neither will represent itself to be, an agent, representative or employee of the other Party, and neither Party has any right or authority to obligate the other in any manner or thing whatsoever. No third parties shall be entitled to rely upon the terms and conditions of this Agreement.
     13.15 Further Assurances. After the Effective Date, the Parties shall and, to the extent this Agreement expressly imposes obligations on its Associates, each Party shall cause such Associates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary or other reasonably requested by the other Party, to confirm and assume the rights and obligations provided for in this Agreement.
     13.16 Performance by Associates. Each of Mundipharma and BioCryst acknowledges that certain obligations under this Agreement may be performed by Associates of Mundipharma and BioCryst. Each of Mundipharma and BioCryst guarantees the performance of this Agreement by any of its Associates, and shall remain responsible therefor. Any Associate of Mundipharma or BioCryst to which rights are extended or which performs any of the obligations required of the respective Party hereunder will be deemed to have accepted and be bound by the relevant terms and conditions of this Agreement, including the dispute resolution procedures set forth in Section 12.2.
     13.17 Intellectual Property. The Parties acknowledge and agree that the BioCryst Patents and BioCryst Know-How licensed under this Agreement are “intellectual property” within the meaning of Section 101(35(A)) of Title 11 of the U.S. Code (the “Bankruptcy Code”), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code in the event that a bankruptcy proceeding is commenced involving BioCryst.
     13.18 Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and both of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission will be deemed to be original signatures.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement by their proper officers on the date and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By: /s/ Charles E. Bugg			By: /s/ Michael A. Darwin

Name: Charles E. Bugg			Name: Michael A. Darwin
Title: Chairman & CEO			Title: Chief Financial Office

STATE OF	Alabama	)
)
: ss.:
)
COUNTY OF	Shelby	)
On this 1st day of February, 2006, before me personally came Charles E. Bugg, to me known, who, being by me duly sworn, did depose and say that he is the Chairman & CEO of BIOCRYST PHARMACEUTICALS, INC., the corporation described in and which executed the foregoing instrument and that he signed his name thereto as Chairman & CEO of said corporation.

/s/ Penelope N. Mann

Notary Public

My Commission Expires: 1/31/2007

MUNDIPHARMA INTERNATIONAL HOLDINGS LIMITED

By: /s/ Douglas Docherty	By: /s/ Marco Montarsolo

Name: Douglas Docherty	Name: Marco Montarsolo
Title: Director	Title: Director

BERMUDA )
)
: ss.:
)
HAMILTON )
On this 1st day of February, 2006, before me personally came DOUGLAS DOCHERTY and MARCO MONTARSOLO, to me known, who, being by me duly sworn, did depose and say that they are both directors of MUNDIPHARMA INTERNATIONAL HOLDINGS LIMITED, the limited company described in and which executed the foregoing instrument and that they signed their names thereto as directors of said corporation.

/s/ Michael L. Jones
Notary Public